Exhibit 10.1

EXECUTION VERSION

U.S. $4,250,000,000
FIVE YEAR CREDIT AGREEMENT
Dated as of May 11, 2023
Among
3M COMPANY
as Borrower,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
CITIBANK, N.A.,
as Syndication Agent,
DEUTSCHE BANK SECURITIES INC.
and
BANK OF AMERICA, N.A.,
as Documentation Agents,
and
THE BANKS NAMED HEREIN,
as Banks

JPMORGAN CHASE BANK, N.A.,
CITIBANK, N.A.,
DEUTSCHE BANK SECURITIES INC.
and
BOFA SECURITIES, INC.,
as Joint Lead Arrangers and Joint Bookrunners

Table of Contents

4.4 Fees on Term Benchmark Advances; Capital Adequacy; Funding

i

11.17 Acknowledgement and Consent to Bail-In of Affected Financial
Institutions.........................................................................................................70
11.18 Confidentiality........................................................................................................72
Schedule I    Commitments
Exhibit A    Form of Note

ii

Exhibit B    Form of Compliance Certificate

iii

Five Year Credit Agreement
Dated as of May 11, 2023
3M Company, a Delaware corporation, the Banks (as defined below) and JPMorgan Chase Bank, N.A., a national banking association, as Agent (as defined below) for the Banks, hereby agree as follows:
1.    DEFINITIONS
1.1    Generally.
“Acquisition Debt” means any indebtedness for borrowed money of the Borrower or any of its Subsidiaries that has been issued for the purpose of financing, in whole or in part, a Material Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing indebtedness for borrowed money of the Borrower, any of its Subsidiaries or the Person(s) or assets to be acquired); provided that (a) (i) the release of the proceeds thereof to the Borrower and its Subsidiaries is contingent upon the consummation of such Material Acquisition and, pending such release, such proceeds are held pursuant to an escrow or similar arrangement and (ii) if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Material Acquisition is terminated prior to the consummation of such Material Acquisition or if such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such indebtedness for borrowed money, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Borrower and its Subsidiaries in respect of such indebtedness for borrowed money or (b) (i) such indebtedness for borrowed money contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits such indebtedness for borrowed money to be redeemed or prepaid if such Material Acquisition is not consummated by the date specified in the definitive documentation relating to such indebtedness for borrowed money, and (ii) if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Material Acquisition is terminated in accordance with its terms prior to the consummation of such Material Acquisition or such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such indebtedness for borrowed money, such indebtedness for borrowed money is so redeemed or prepaid within ninety (90) days of such termination or such specified date, as the case may be.
“Act” has the meaning set forth in Section 11.10.
“Additional Bank” has the meaning set forth in Section 2.2(b) and refers to any Bank that becomes a party hereto pursuant to Section 2.2 or 2.3.
“Additional Commitment Amount” has the meaning set forth in Section 2.2(a).
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
“Advance” means an advance under Section 2.1.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to the sum of (i) (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%, and (ii) the Applicable Margin.
“Affected Financial Institution” has the meaning set forth in Section 11.17.
“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Agent” means JPMorgan, in its capacity as lead arranger and administrative agent for the Banks hereunder (which may act through any of its Affiliates in performance of its duties hereunder).
“Agent’s Account” means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at JPMorgan at its office at 500 Stanton Christiana Road, Newark, Delaware 19713, Account No. 9008113381H0305, Attention: Chelsea Hamilton, e-mail: chelsea.hamilton@jpmchase.com, (b) in the case of Advances denominated in the Committed Currency, the account of the Agent designated in writing from time to time by the Agent to the Borrower and the Banks for such purpose and (c) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Borrower and the Banks for such purpose.
“Aggregate Commitment Amount” means the sum of each Bank’s Commitment.
“Aggregate Outstandings” means, at any time, an amount equal to the aggregate principal balance of the Advances then outstanding (based on the Equivalent in Dollars at such time).
“Agreed Currencies” has the meaning set forth in Section 4.6.
“Agreement” means this Five Year Credit Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.
“Applicable Fee Percentage” means 0.04%.
“Applicable Margin” means (a) for Term Benchmark Advances as of any date, a percentage per annum equal to 0.625% and (b) for Floating Rate Advances as of any date, a rate per annum equal to 0.00%.
“Applicable Parties” has the meaning set forth in Section 11.1(b).

“Assignment Certificate” means a certificate, acceptable to the Agent in form and substance, assigning a Bank’s rights and obligations under this Agreement or a related document pursuant to Section 11.5.
“Available Tenor” has the meaning set forth in Section 4.6.
“Bail-In Action” has the meaning set forth in Section 11.17.
“Bail-In Legislation” has the meaning set forth in Section 11.17.
“Bank-Related Party” and “Bank-Related Parties” have the meanings set forth in Section 11.9(c).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Banks” means JPMorgan, acting on its own behalf and not as Agent; and each other Person (other than the Borrower) that is a party hereto or hereafter becomes a party hereto pursuant to the procedures set forth in Section 2.2, 2.3 or 11.5.
“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (i) the Prime Rate in effect on such day, (ii) the NYFRB Rate in effect on such day plus one-half of one percent (0.50%) and (iii) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 0.10% plus 1.00%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 4.6 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 4.6(a)), then the Base Rate shall be the greater of clauses (i) and (ii) above and shall be determined without reference to clause (iii) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than zero such rate shall be deemed to be zero for purposes of this Agreement.

“Benchmark” has the meaning set forth in Section 4.6.
“Benchmark Replacement” has the meaning set forth in Section 4.6.
“Benchmark Replacement Adjustment” has the meaning set forth in Section 4.6.
“Benchmark Replacement Date” has the meaning set forth in Section 4.6.
“Benchmark Transition Event” has the meaning set forth in Section 4.6.
“Benchmark Unavailability Period” has the meaning set forth in Section 4.6.
“Borrower” means 3M Company, a Delaware corporation.
“Borrower Materials” has the meaning set forth in Section 8.1.
“Borrowing” means a borrowing under Section 2.1 consisting of simultaneous pro rata Advances to the Borrower by each of the Banks severally.
“Borrowing Minimum” means, in respect of Advances denominated in Dollars, $10,000,000 and, in respect of Advances denominated in Euros, €10,000,000.
“Bribery Act” means the United Kingdom Bribery Act of 2010.
“Business Day” means a day other than a Saturday, Sunday, United States national holiday or other day on which banks in New York are permitted or required by law to close. Whenever the context relates to the EURIBO Rate or amounts bearing interest at the EURIBO Rate “Business Day” means a day (i) that meets the foregoing definition, and (ii) on which T2 is open for settlement of payments in Euro.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Committed Currency” means Euros.
“Commitment” means, with respect to each Bank, (a) the Dollar amount set forth opposite such Bank’s name on Schedule I hereto or if such Bank is an Additional Bank or if such Bank has entered into an Assignment Certificate, the Dollar amount set forth for such Bank in the records maintained by the Agent, as such amount may be reduced pursuant to Section 5.4 or increased pursuant to Section 2.2, or (b) the commitment of that Bank to make Advances hereunder, as the context may require.
“Commitment Termination Date” means May 11, 2028, subject to the extension thereof pursuant to Section 2.3 or, if earlier, the date on which the Banks’ Commitments are terminated pursuant to Section 9 or by agreement of the parties; provided, however, that the Commitment Termination Date of any Bank that is a Non-Consenting Bank to any requested extension pursuant to Section 2.3 shall be the Commitment Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.
“Communications” has the meaning set forth in Section 11.1(b).
“Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Advance denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides, following consultation with the Borrower, in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Corresponding Tenor” has the meaning set forth in Section 4.6.
“Credit Exposure” means, with respect to any Bank (i) at any time prior to termination of the Commitments in full, such Bank’s Commitment (whether used or unused); provided that in the case of Section 5.7 when a Defaulting Bank shall exist, “Credit Exposure” shall mean the percentage of the total Commitments (disregarding any Defaulting Bank’s Commitment) represented by such Bank’s Commitment, or (ii) thereafter, such Bank’s Outstandings.
“Daily Simple SOFR” has the meaning set forth in Section 4.6.
“Default” means an event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.
“Defaulting Bank” means any Bank that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Advances or (ii) pay over to the Agent or any other Bank any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Agent or any Bank in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon the Agent’s receipt of such certification in form and substance satisfactory to it and the Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.
“Dollars” and the “$” sign each means lawful currency of the United States of America.
“EBITDA” means, for any period, determined on a consolidated basis for the Borrower and its Subsidiaries, net income (or net loss) (determined in accordance with GAAP) for such period plus
(a) the sum of (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) extraordinary, unusual or non-recurring charges (provided that the aggregate amount added back to net income (or net loss) for any twelve month period pursuant to this clause (v) shall not exceed $1,250,000,000), (vi) all losses arising from the extinguishment of indebtedness and (vii) other non-cash charges (including, without limitation, impairment charges, non-cash operating costs and non-cash share based compensation expense), less
(b) the sum of the following, without duplication, to the extent included in the determination of net income for such period: (i) extraordinary, unusual or non-recurring income and (ii) other non-cash income (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced net income or EBITDA in any prior period).
Notwithstanding anything to the contrary herein or in any classification under GAAP of any Person, business, assets or operations, in respect of which a definitive agreement for the disposition, abandonment, transfer, closure or discontinuation of operations thereof has been entered into, as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the income or loss attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition, abandonment, transfer, closure or discontinuation of operations shall have been consummated.
“EBITDA to Interest Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) EBITDA of the Borrower and its Subsidiaries for the period of four consecutive Fiscal Quarters then ended to (ii) interest expense on, and amortization of debt discount in respect of, all Funded Debt of the Borrower and its Subsidiaries during such period of four Fiscal Quarters.
“EEA Financial Institution” has the meaning set forth in Section 11.17.
“EEA Member Country” has the meaning set forth in Section 11.17.
“EEA Resolution Authority” has the meaning set forth in Section 11.17.
“Effective Date” means the date on which the conditions precedent set forth in Section 6.1 have been satisfied, which shall be no later than May 11, 2023.
“Electronic Signatures” has the meaning set forth in Section 11.11.

“Eligible Assignee” means (i) any Bank or any Affiliate of any Bank; (ii) a commercial bank organized under the laws of the United States or any state thereof; or (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; provided that (x) neither the Borrower nor any Affiliate of the Borrower shall be an Eligible Assignee, (y) any Eligible Assignee or any corporation controlling such Eligible Assignee must also have senior unsecured long-term debt ratings which are rated at least A- (or the equivalent) as publicly announced by S&P or Fitch or A3 (or the equivalent) as publicly announced by Moody’s, and (z) any Eligible Assignee or any corporation controlling such Eligible Assignee must have shareholders’ equity in an amount not less than $3,000,000,000.
“Entitled Person” has the meaning set forth in Section 5.6.
“Equivalent” in Dollars of the Committed Currency or in the Committed Currency of Dollars on any date, means the quoted spot rate provided by Reuters or, if such rate is not available, the rate at which the Agent offers, in accordance with normal banking industry practice, to exchange Dollars or the Committed Currency for the Committed Currency or Dollars, as the case may be, in New York, New York prior to 4:00 P.M. (New York time) on such date.
“ERISA” means the Employment Retirement Security Act of 1974, as amended from time to time, and the regulations and rulings issued thereunder.
“EU Bail-In Legislation Schedule” has the meaning set forth in Section 11.17.
“EURIBO Base Rate” means, with respect to any Interest Period for each Term Benchmark Advance denominated in Euros and comprising part of the same Borrowing, the rate appearing on the applicable page published by Reuters (or on any successor or substitute page thereto, or any successor to or substitute thereof providing rate quotations comparable to those currently provided on such page by Reuters, as reasonably determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) at approximately 10:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period; provided that if the EURIBO Base Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.
“EURIBO Rate” means the annual rate equal to the sum (i) the rate obtained by dividing (a) the EURIBO Base Rate, by (b) a percentage equal to 100% minus the reserve percentage (expressed as a percentage) applicable to “Eurocurrency liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System), and (ii) the Applicable Margin.
“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.
“Event of Default” means an event specified in Section 9.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Bank or the Agent or required to be withheld or deducted from a payment to any Bank or the Agent: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Bank or the Agent, as applicable, being organized or incorporated under the laws of, or having its principal or relevant office or, in the case of any Bank, its applicable or relevant lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.5) or (ii) such Bank changes its lending office, except to the extent that, pursuant to Section 5.5, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank acquired the applicable interest in the Advance or Commitment or to such Bank immediately before it changed its lending office, (c) Taxes attributable to a failure by such Bank or the Agent to comply with Section 5.5(d), and (d) any Taxes imposed under FATCA.
“Existing Credit Agreements” means (a) that certain 364-Day Credit Agreement, dated as of November 10, 2022, among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the banks party thereto and (b) that certain Amended and Restated Five Year Credit Agreement, dated as of November 15, 2019 (as amended by Amendment No. 1 to the Credit Agreement, dated as of November 1, 2022) among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the banks party thereto.
“Extension Date” has the meaning set forth in Section 2.3(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any such intergovernmental agreement, treaty or convention among governmental authorities and implementing the foregoing.
“FCPA” means the United States Foreign Corrupt Practices Act of 1977.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Fee Letter” means one or more separate agreements between the Borrower and the Agent, setting forth the terms of certain fees to be paid by the Borrower to the Agent for the benefit of the Banks and/or for the Agent’s own behalf, as more fully set forth therein.

“Fiscal Quarter” means any of the four periods, each approximately three calendar months in length, comprising the Borrower’s fiscal year.
“Fitch” means Fitch, Inc.
“Floating Rate” means, for any period, a fluctuating interest rate per annum equal for each such day during such period to the sum of the Base Rate for such day, plus the Applicable Margin for such day.
“Floor” has the meaning set forth in Section 4.6.
“Foreign Bank” means a Bank that is not a U.S. Person.
“Funded Debt” means the sum of (i) all indebtedness for borrowed money of the Borrower and its Subsidiaries, (ii) all purchase money obligations of the Borrower and its Subsidiaries, including obligations under any finance lease and (iii) the face amount of all letters of credit issued for the account of the Borrower and its Subsidiaries to the extent drawn; provided that, at any time after the definitive agreement for any Material Acquisition shall have been executed (or, in the case of a Material Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Material Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such indebtedness ceases to constitute Acquisition Debt as set forth in the definition of “Acquisition Debt”)), any Acquisition Debt (and the proceeds of such Acquisition Debt) shall be excluded from the definition of “Funded Debt”; provided, further, that any indebtedness for borrowed money shall be excluded from the foregoing clauses (i), (ii) and (iii) to the extent incurred or issued for the purpose of financing, in whole or in part, the spin-off or other disposition of SpinCo and its Subsidiaries (the “Spinoff”) and (A)(1) the release of the proceeds thereof to SpinCo and its Subsidiaries is contingent upon the consummation of the Spinoff and, pending such release, such proceeds are held pursuant to an escrow or similar arrangement and (2) if the definitive agreement for the Spinoff is terminated prior to the consummation of the Spinoff or if the Spinoff is otherwise not consummated by the date specified in the definitive documentation relating to such indebtedness for borrowed money, such proceeds shall be promptly applied to satisfy and discharge all obligations of SpinCo and its Subsidiaries in respect of such indebtedness for borrowed money or (B)(1) such indebtedness for borrowed money contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits such indebtedness for borrowed money to be redeemed or prepaid if the Spinoff is not consummated by the date specified in the definitive documentation relating to such indebtedness for borrowed money, and (2) if the definitive agreement for the Spinoff is terminated in accordance with its terms prior to the consummation of the Spinoff or the Spinoff is otherwise not consummated by the date specified in the definitive documentation relating to such indebtedness for borrowed money, such indebtedness for borrowed money is so redeemed or prepaid within ninety (90) days of such termination or such specified date, as the case may be. All determinations under this definition shall be made with respect to the Borrower and its Subsidiaries on a consolidated basis.
“GAAP” has the meaning set forth in Section 1.5.

“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 11.9.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Interest Period” means, for each Term Benchmark Advance comprising part of the same Term Benchmark Borrowing, the period commencing on the date of such Term Benchmark Advance or the date of the Conversion of any Floating Rate Advance into such Term Benchmark Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions of Section 4.2 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions of Section 4.2. The duration of each such Interest Period shall be one, three or six months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(a)    the Borrower may not select any Interest Period that ends after any Commitment Termination Date unless, after giving effect to any reduction of the Commitments on such Commitment Termination Date, the aggregate principal amount of Floating Rate Advances and of Term Benchmark Advances having an Interest Period that end on or prior to such Commitment Termination Date shall be at least equal to the aggregate principal amount of Advances due and payable on or prior to such date;
(b)    Interest Periods commencing on the same date for Term Benchmark Advances comprising part of the same Borrowing shall be of the same duration;
(c)    no tenor that has been removed from the definition pursuant to Section 4.6(d) shall be available for specification in such notice;
(d)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(e)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“IRS” means the U.S. Internal Revenue Service.
“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association.
“Judgment Currency” has the meaning set forth in Section 5.6.

“Loan Documents” means this Agreement, the Notes, any Fee Letter and any other document related hereto, together with all amendments, modifications and restatements thereof.
“Material Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition by the Borrower or any of its Subsidiaries of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary of the Borrower, (c) a merger or consolidation or any other combination by the Borrower or any of its Subsidiaries with another Person (other than a Person that is a Subsidiary), provided that (i) the Borrower (or a Person that succeeds to the Borrower pursuant to Section 8.2(d) in connection with such transaction or series of related transactions) or a Subsidiary of the Borrower (or a Person that becomes a Subsidiary of the Borrower as a result of such transaction) is the surviving entity and (ii) any Person that is a Subsidiary at the time of execution of the definitive agreement related to any such transaction or series of related transactions (or, in the case of a tender offer or similar transaction, at the time of filing of the definitive offer document) shall constitute a Subsidiary for purposes of this definition even if in connection with such transaction or series of related transactions, such Person becomes a direct or indirect holding company of the Borrower or (d) the acquisition of assets by the Borrower or any of its Subsidiaries that are expected to be used in whole or in part in the normal operations of the Borrower or its Subsidiaries, in each case the total consideration for which is equal to or greater than $350 million .
“Material Adverse Effect” means a material adverse effect on (a) the consolidated financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its payment obligations under this Agreement, or (c) the rights and remedies of the Agent or any Bank against the Borrower under this Agreement, taken as a whole.
“Moody’s” means Moody’s Investors Service, Inc.
“Non-Consenting Bank” has the meaning set forth in Section 2.3(b).
“Note” means a note in substantially the form of Exhibit A hereto with all blanks appropriately completed, together with any modifications and extensions thereof and any note or notes issued in renewal thereof or substitution or replacement therefor.
“Notice” has the meaning set forth in Section 11.1(c).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Other Connection Taxes” means, with respect to any Bank or the Agent, Taxes imposed as a result of a present or former connection between such Bank or the Agent, as applicable, and the jurisdiction imposing such Tax (other than connections arising solely from such Bank or the Agent, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Advance or Loan Document pursuant to Section 4.5).
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.5).
“Outstandings” means, at any time with respect to any Bank, an amount equal to the aggregate principal balance of that Bank’s Advances then outstanding (based on the Equivalent in Dollars at such time).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant Register” has the meaning set forth in Section 11.5(b).
“Payee” has the meaning set forth in Section 5.5(a).
“Payment” has the meaning set forth in Section 10.7(c).
“Payment Notice” has the meaning set forth in Section 10.7(c)(ii).
“Payment Office” means, for the Committed Currency, such office of JPMorgan as shall be from time to time selected by the Agent and notified by the Agent to the Borrower and the Banks.
“Percentage” means, with respect to each Bank, the ratio of (i) that Bank’s Credit Exposure, to (ii) the aggregate Credit Exposure of all of the Banks.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or government or any agency or political subdivision thereof.
“Platform” has the meaning set forth in Section 8.1.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Proceeding” has the meaning set forth in Section 11.9.
“Reference Time” has the meaning set forth in Section 4.6.
“Register” has the meaning set forth in Section 11.5(f)(i).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Related Person” of any Person means (a) any controlling Person, controlled Affiliate or Subsidiary of such Person, (b) the respective directors, officers or employees of such Person or any of its Subsidiaries, controlled Affiliates or controlling Persons and (c) the respective agents of such Person or any of its Subsidiaries, controlled Affiliates or controlling Persons.
“Relevant Governmental Body” has the meaning set forth in Section 4.6.
“Relevant Rate” has the meaning set forth in Section 4.6.
“Required Banks” means, at any time, Banks holding more than fifty percent (50%) of the Commitments at such time or, if the Commitments have been terminated at such time pursuant to Section 5.4 or 9.2, Banks owed more than 50% of the aggregate unpaid principal amount of the Advances owing to Banks at such time; provided that the Commitment of, and the Advances held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks.
“Resolution Authority” has the meaning set forth in Section 11.17.
“S&P” means S&P Global Ratings.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the United Kingdom, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country to the extent such Person is the subject of

Sanctions, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, any EU member state or Canada.
“SEC” has the meaning set forth in Section 7(c).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning set forth in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning set forth in the definition of “Daily Simple SOFR”.
“Specified Currency” has the meaning set forth in Section 5.6.
“SpinCo” means 3M Health Care Company or another wholly-owned Subsidiary of the Borrower that will hold substantially all of the health care business of the Borrower in connection with the Spinoff.
“Spinoff” has the meaning set forth in the definition of “Funded Debt”.
“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or indirectly through one or more other Subsidiaries) a majority of the outstanding equity securities or other ownership interests carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.
“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges in the nature of a tax imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” means the Adjusted Term SOFR Rate and/or the EURIBO Rate, as applicable and, when used in reference to any Advance or Borrowing, refers to whether such

Advance, or the Advances comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate or the EURIBO Rate.
“Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR Reference Rate”.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator ; provided that if the Term SOFR Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Unadjusted Benchmark Replacement” has the meaning set forth in Section 4.6.
“UK Financial Institution” has the meaning set forth in Section 11.17.
“UK Resolution Authority” has the meaning set forth in Section 11.17.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“Write-Down and Conversion Powers” has the meaning set forth in Section 11.17.
1.2    Times
All references to times of day in this Agreement shall be references to New York, New York time unless otherwise specifically provided.

1.3    Interest Rates; Benchmark Notification
The interest rate on an Advance denominated in Dollars or the Committed Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 4.6(a) provides a mechanism for determining an alternative rate of interest. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Bank or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.4.    Divisions
For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.
1.5    GAAP
Except as otherwise stated in this Agreement, all financial information provided to the Agent or the Banks and all calculations for compliance with financial covenants will be made using generally accepted accounting principles as in effect in the United States of America from time to time (“GAAP”) consistently applied. If the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided that, if any change in GAAP occurs that would impact any financial covenant hereunder, such financial covenants shall be subject to GAAP as in effect immediately prior to such change until an agreement by the parties is reached to maintain the original intent of such financial covenant.
2.    LINE OF CREDIT
2.1    Advances.
Each Bank (acting through any of its branches or Affiliates) severally agrees, on the terms and conditions hereinafter set forth, to make Advances in Dollars or the Committed Currency (each, an “Advance”) to the Borrower from time to time on any Business Day during the period from the Effective Date until the Commitment Termination Date applicable to such Bank in accordance with this Section 2.1; provided, however, that no Bank shall have any obligation to make any Advance if, after giving effect to such Advance, (i) that Bank’s Outstandings (based, in respect of any Advances to be denominated in the Committed Currency, by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable request for such Borrowing) would exceed that Bank’s Commitment, or (ii) the Aggregate Outstandings (based, in respect of any Advances to be denominated in the Committed Currency, by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable request for such Borrowing) would exceed the Aggregate Commitment Amount. The credit facility established hereby is revolving; subject to the terms and conditions of this Agreement, the Borrower may borrow, prepay pursuant to Section 5.3 and reborrow under this Section 2.1. The obligations of the Banks hereunder shall be several, but not joint.
2.2    Increase of Commitments.
(a)    So long as no Event of Default has occurred and is continuing, the Borrower may from time to time, upon written notice to the Agent (who shall promptly provide a copy of such notice to each Bank or Additional Bank (as defined below)), propose to increase the Aggregate Commitment Amount by increments of $25,000,000, to an amount not to exceed $5,250,000,000 (the amount of any such increase, the “Additional Commitment Amount”). Each Bank and Additional Bank may, not more than 10 Business Days following receipt of such notice, elect by written notice to the Borrower and the Agent to participate in the requested increase of Commitments and the amount of such participation. No Bank (or any successor thereto) shall have any obligation to increase its Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by a Bank to increase its Commitment shall be made in its sole discretion independently from any other Bank. Any Bank that does not respond to a request to increase its Commitment hereunder shall be deemed to have declined such request.
(b)    The Borrower may designate any Bank or other financial institution which at the time agrees to, in the case of any such Person that is an existing Bank, increase its Commitment and in the case of any other such Person (each such Person, and each Person that shall accept an assignment as provided in Section 2.3 is an

“Additional Bank”), become a party to this Agreement; provided, however, that any new bank or financial institution must meet the criteria for an Eligible Assignee, must have a Commitment of not less than $25,000,000 and must in all other respects be acceptable to the Agent, which acceptance will not be unreasonably withheld, conditioned or delayed. The sum of the increases in the Commitments of the existing Banks pursuant to this paragraph (b) plus the Commitments of the Additional Banks shall not in the aggregate exceed the unsubscribed amount of the Additional Commitment Amount.
(c)    An increase in the aggregate amount of the Aggregate Commitment Amount pursuant to this Section 2.2 shall become effective upon the receipt by the Agent of an agreement in form and substance reasonably satisfactory to the Agent signed by the Borrower, by each Additional Bank and by each other Bank whose Aggregate Commitment Amount is to be increased, setting forth the new Commitments of such Banks and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof, and such evidence of appropriate corporate authorization on the part of the Borrower with respect to the increase in the Commitments and such opinions of counsel for the Borrower with respect to the increase in the Aggregate Commitment Amount as the Agent may reasonably request.
(d)    Upon the acceptance of any such agreement by the Agent, the Aggregate Commitment Amount shall automatically be increased by the amount of the Commitments added through such agreement.
(e)    Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.2 that is not pro rata among all Banks, within five (5) Business Days, in the case of any Advances bearing interest at the Floating Rate, and at the end of the then current Interest Period with respect thereto, in the case of any Term Benchmark Advances, the Borrower shall prepay such Advances in their entirety and, to the extent the Borrower elect to do so and subject to the conditions specified in Section 6.2, the Borrower shall reborrow Advances from the Banks in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Advances are held by the Banks in such proportion.
2.3    Extension of Commitment Termination Date.
(a)    So long as no Event of Default has occurred and is continuing, the Borrower may, at any one time in any calendar year (but not less than 30 days and not more than 60 days prior to the proposed Extension Date (as defined below)) and on not more than two occasions following the Effective Date, by written notice to the Agent (who shall promptly provide a copy of such notice to each Bank), propose to extend the Commitment Termination Date by one year; provided that the Commitment Termination Date, as so extended, shall not be more than five years later than the applicable Extension Date. Such notice shall specify the date (which shall be not less than 15 days after such notice is delivered to the Agent)

by which Banks are requested to respond to such request, and the date that such extension is to become effective (the “Extension Date”). Each Bank may, not later than 15 days (or such other date specified by the Borrower in such written notice delivered pursuant to the immediately preceding sentence or any supplement thereto) after such notice is delivered to the Agent, elect by written notice to the Borrower and the Agent to extend its Commitment Termination Date by a period of one year. No Bank (or any successor thereto) shall have any obligation to extend its Commitment Termination Date, and any decision by a Bank to extend its Commitment Termination Date shall be made in its sole discretion independently from any other Bank. Any Bank that does not respond to a request to extend the Commitment Termination Date shall be deemed to be a Non-Consenting Bank.
(b)    If any Bank shall not elect to extend its Commitment Termination Date pursuant to paragraph (a) (each such Bank being a “Non-Consenting Bank”), the Borrower may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Banks) which at the time agrees to accept an assignment of the Commitment of the Non-Consenting Bank in accordance with Section 11.5; provided, however, that (i) any Additional Bank must meet the criteria for an Eligible Assignee and must in all other respects be acceptable to the Agent, which acceptance will not be unreasonably withheld, conditioned or delayed; (ii) the amount of the Commitment of any such Additional Bank as a result of such substitution shall in no event be less than $5,000,000 unless the amount of the Commitment of such Non-Consenting Bank is less than $5,000,000, in which case such Additional Bank shall assume all of such lesser amount; (iii) any such Non-Consenting Bank shall have been paid (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Bank plus (B) any accrued but unpaid commitment fees owing to such Non-Consenting Bank as of the effective date of such assignment; (iv) all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Bank, and all other accrued and unpaid amounts owing to such Non-Consenting Bank hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Bank; and (v) with respect to any such Additional Bank, the applicable processing and recordation fee required under Section 11.5 for such assignment shall have been paid. To the extent that the Commitment Termination Date is not extended as to any Bank pursuant to this Section 2.3 and the Commitment of such Bank is not assumed in accordance with this subsection (b), the Commitment of such Non-Consenting Bank shall automatically terminate in whole on such unextended Commitment Termination Date without any further notice or other action by the Borrower, such Bank or any other Person; provided that such Non-Consenting Bank’s rights under Sections 3.2, 4.4, 5.5 and 11.9, and its obligations under Section 10.4, shall survive the Commitment Termination Date for such Bank as to matters occurring prior to such date.

(c)    If (after giving effect to any assignments pursuant to subsection (b) of this Section 2.3) Banks having Commitments equal to at least 50% of the Commitments in effect immediately prior to the applicable Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assignment Certificate or otherwise) not later than one Business Day prior to such Extension Date, the Agent shall so notify the Borrower, and the Commitment Termination Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.3, and all references in this Agreement, and in the Notes to the “Commitment Termination Date” shall, with respect to each Bank other than a Non-Consenting Bank for such extension, refer to the Commitment Termination Date as so extended. Promptly following each extension of the Commitment Termination Date, the Agent shall notify the Banks of the extension of the scheduled Commitment Termination Date in effect immediately prior thereto.
2.4    Evidence of Debt.
(a)    Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Advance owing to such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Bank to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Bank to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Bank, the Borrower shall promptly execute and deliver to such Bank a Note payable to such Bank and its registered assigns in a principal amount up to the Commitment of such Bank.
(b)    The Agent shall maintain a control account, and a subsidiary account for each Bank, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment Certificate delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Bank’s share thereof.
(c)    Entries made in good faith and in conformity with sound industry standards by the Agent in the control and subsidiary accounts pursuant to subsection (b) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to each Bank under this Agreement, absent manifest error; provided, however, that the Borrower shall have the right to inspect such entries and the failure of the Agent to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
3.    FEES AND EXPENSES
3.1    Commitment Fee.
The Borrower will pay each Bank a commitment fee on the aggregate amount of such Bank’s unused Commitment from the date of this Agreement through the Commitment Termination Date applicable to such Bank at a rate per annum equal to the Applicable Fee Percentage. Each Bank’s unused Commitment shall be determined by deducting from such Commitment the aggregate principal balance of such Bank’s Advances. Such fee shall be due and payable quarterly in arrears on the 15th day following the last day of each March, June, September and December and on the final Commitment Termination Date.
3.2    Expenses.
The Borrower shall pay (i) all reasonable and documented attorneys’ fees and out-of-pocket expenses of such attorneys incurred by the Agent in connection with the preparation, negotiation, execution and amendment of this Agreement and the other Loan Documents and (ii) all costs and expenses incurred by the Agent or any of the Banks in connection with the enforcement of this Agreement and the other Loan Documents (including but not limited to reasonable and documented attorneys’ fees and out-of-pocket expenses which shall be limited to the fees, charges and disbursements of one counsel to the Agent and the other Banks (and, if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction) for all such affected Banks, whether paid to outside counsel or allocated to in-house counsel).
3.3    Additional Fees.
The Borrower shall pay to the Agent additional fees in the amounts set forth in any Fee Letter strictly pertaining to this Agreement.
4.    INTEREST
4.1    Floating Rate.
The principal balance of the Advances denominated in Dollars shall bear interest at the Floating Rate unless the Borrower elects a Term Benchmark pursuant to Section 4.2, subject, however, to imposition of the default rate pursuant to Section 4.3.
4.2    Term Benchmark.
(a)    The Borrower may from time to time notify the Agent in writing or by telephone that a particular portion of the outstanding principal balance of the Advances shall bear interest at the applicable Term Benchmark for a particular Interest Period. The portion of the outstanding balance of the Advances to which a Term

Benchmark is applied must be in an amount not less than the Borrowing Minimum or a multiple thereof. Any Term Benchmark notification shall be irrevocable, must be made pro rata with respect to the Advances of each Bank, and must be received by the Agent before 11:00 a.m. on the day three Business Days before the Business Day which is the first day of the applicable Interest Period. Commencing on the first day of the applicable Interest Period and continuing through the last day thereof, the portion of the outstanding principal balance of the Advances to which the notification related shall bear interest at the applicable Term Benchmark (and the remaining part of the principal balance of the Advances, if any, shall continue to bear interest at the rate or rates previously applicable to such amounts), subject, however, to imposition of the default rate pursuant to Section 4.3. At the termination of such Interest Period, unless a new Term Benchmark notification is requested and accepted by the Borrower, the interest rate applicable to the portion of the principal balance of (1) the Advances denominated in Dollars to which Adjusted Term SOFR Rate was applicable shall revert to the Floating Rate and (2) the Advances denominated in the Committed Currency shall be exchanged for an Equivalent amount of Dollars determined on such date and revert to the Floating Rate.
(b)    Notwithstanding anything to the contrary in this Section, the Borrower’s right to have a portion of the Advances bear interest at the applicable Term Benchmark hereunder shall be suspended (i) upon the occurrence and during the continuation of an Event of Default under this Agreement, (ii) subject to Section 4.6, if the Agent is advised by the Required Banks that prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate or the EURIBO Base Rate for the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Advances (or its Advance) included in such Borrowing for the applicable currency and such Interest Period, (iii) during any period in which any Bank shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any governmental authority asserts that it is unlawful, for such Bank to perform its obligations hereunder or to fund or maintain Term Benchmark Advances hereunder or (iv) subject to Section 4.6, if the Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Term SOFR Rate, the EURIBO Rate or the EURIBO Base Rate (including because the relevant screen rate is not available or published on a current basis), for the applicable currency and such Interest Period, in which case (A) for each Advance denominated in Dollars, the Borrower shall either (x) prepay such Advances or (y) convert such Advances to the Floating Rate, (B) for each Advance denominated in any Committed Currency, the Borrower shall either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and such Advances shall revert to the Floating Rate and (C) the obligation of the Bank to make Term Benchmark Advances shall be suspended until the

Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.
(c)    Absent manifest error, the records of the Agent shall be conclusive evidence as to the amount of the Advances bearing interest at a Term Benchmark, the applicable Term Benchmark and the date on which the Interest Period applicable to such Term Benchmark expires. Term Benchmark Advances may not be outstanding as more than ten separate Interest Periods. The Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate determined by the Agent as the Floating Rate and the Term Benchmark.
4.3    Default Rate.
Upon the occurrence of an Event of Default pursuant to clause (a), (b) or (j) of Section 9.1, and so long as such Event of Default continues without written waiver thereof by the Agent and the Required Banks, (x) in the case of an Event of Default pursuant to clause (a) or (b) of Section 9.1, in the sole discretion of the Required Banks, and (y) in the case of an Event of Default pursuant to clause (j) of Section 9.1, automatically, in each case, and without waiving any of their other rights and remedies, the outstanding principal balance of the Advances shall bear interest at an annual rate which shall be equal to two percent (2.00%) over the annual rate or rates that would otherwise be in effect with respect to such Advances had there been no occurrence of such Event of Default.
4.4    Fees on Term Benchmark Advances; Capital Adequacy; Funding Exceptions.
In addition to any interest payable on Advances made hereunder and any fees or other amounts payable hereunder, the Borrower agrees:
(a)    Term Benchmark Advances. If at any time any change in applicable law, rule or regulation or the interpretation or administration thereof by any governmental authority (including, without limitation, Regulation D of the Federal Reserve Board):
(i)    shall subject any Bank to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) with respect to this Agreement; or
(ii)    shall impose or deem applicable or increase any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank because of any portion of the principal balance of any Advances bearing interest at a Term Benchmark and the result of any of the foregoing would be to increase the cost to that Bank of making or maintaining any such portion or to reduce any sum received or receivable by that Bank with respect to such portion;
then, within 30 days after demand by that Bank the Borrower shall pay that Bank such additional amount or amounts as will compensate that Bank for such increased cost or reduction. A certificate in reasonable detail of any Bank setting forth the basis for the determination of such additional amount or amounts shall, absent obvious error, be conclusive evidence of such amount or amounts. The Agent shall endeavor to notify the Borrower of any change in applicable laws, rules, regulations, interpretations or administrative practices that may give rise to liability under this Section, but the Agent shall have no liability to the Borrower for failure to so notify the Borrower, and the failure to give such notification shall not be a defense to the Borrower’s obligation to pay any amounts under this paragraph (a).
(b)    Capital Adequacy. If any Bank determines at any time that its Return has been reduced as a result of any Capital Adequacy Rule Change, that Bank may require the Borrower to pay it the amount necessary to restore that Bank’s Return to what it would have been had there been no Capital Adequacy Rule Change, provided that such Bank is generally charging, or intends to generally charge, such amounts to its customers that are similarly situated to the Borrower and with similar credit facilities, to the extent such Bank has the right under such similar credit facilities to do so (but such Bank shall not be required to disclose any confidential or proprietary information). For purposes of this paragraph (b), the following definitions shall apply:
(i)    “Return”, for any calendar quarter or shorter period, means the percentage determined by dividing (A) the sum of interest and ongoing fees earned by a Bank under this Agreement during such period by (B) the average capital that Bank is required to maintain during such period as a result of its being a party to this Agreement, as determined by that Bank based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.
(ii)    “Capital Adequacy Rule” means any law, rule, regulation or guideline regarding capital adequacy or liquidity that applies to any Bank, or the interpretation thereof by any governmental or regulatory authority including, without limitation, any agency of the European Union or similar monetary or multinational authority. Capital Adequacy Rules include rules requiring financial institutions to maintain total capital or liquidity in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.
(iii)    “Capital Adequacy Rule Change” means any change in any Capital Adequacy Rule occurring after the date of this Agreement, but does not include any changes in applicable requirements that at the date hereof are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital or liquidity that any Bank is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of that Bank’s financial condition. For the avoidance of doubt, any changes resulting from requests, rules, guidelines or directives concerning capital adequacy or liquidity (x) issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to occur after the date of this Agreement, regardless of the date enacted, adopted or issued.
(iv)    “Bank” includes (but is not limited to) the Agent, the Banks, as defined elsewhere in this Agreement, any assignee of any interest of any Bank hereunder and any holding company of any of the foregoing.
The initial notice sent by a Bank shall be sent as promptly as practicable after that Bank learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore that Bank’s Return for the quarter in which the notice is sent, shall state in reasonable detail the cause for the reduction in that Bank’s Return and that Bank’s calculation of the amount of such reduction, and shall include that Bank’s representation that it has made similar demand on one or more other commercial borrowers with revolving or term loans in excess of $500,000. Thereafter, that Bank may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore that Bank’s Return for that quarter. A Bank’s calculation in any such notice shall be conclusive and binding absent demonstrable error.
(c)    Funding Exceptions. The Borrower shall also compensate any Bank, upon written request by that Bank (which request shall set forth the basis for requesting such amounts), for all losses and imputed costs in respect of any interest or other consideration paid by that Bank to lenders of funds borrowed by it or deposited with it to maintain any portion of the principal balance of any Advances at a Term Benchmark which that Bank sustains (i) on account of any failure of the Borrower to borrow at a Term Benchmark on a date specified therefor in a notice provided by the Borrower to the Agent under Section 4.2 of this Agreement or (ii) due to any payment or prepayment (whether pursuant to Section 5.2, 5.3, 8.2(d) or 9.2) of any Advance bearing interest at a Term Benchmark on a date other than the last day of the applicable Interest Period for such Advance. A certificate as to any such loss or cost (including calculations, in reasonable detail, showing how the applicable Bank computed such loss or cost) shall be promptly submitted by that Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Such loss or cost may be computed as though the applicable Bank acquired deposits in the applicable interbank market to fund that portion of the principal balance whether or not such Bank actually did so.

4.5    Mitigation of Yield Protection.
Each Bank hereby agrees that, commencing as promptly as practicable after it becomes aware of the occurrence of any event giving rise to the operation of Section 4.4 or Section 5.5 with respect to such Bank, such Bank will give notice thereof through the Agent to the Borrower. The Borrower may at any time, by notice through the Agent to any Bank, request that such Bank change its lending office as to any Advance or type of Advance or that it specify a new lending office with respect to its Commitment and any Advance held by it or that it rebook any such Advance with a view to avoiding or mitigating the consequences of an occurrence such as described in the preceding sentence, and such Bank will use reasonable efforts to comply with such request unless, in the opinion of such Bank, such change or specification or rebooking is, in the Bank’s good faith judgment, disadvantageous to such Bank. In addition, each Bank agrees that, except for changes or specifications or rebookings required by law or effected pursuant to the preceding sentence, if the result of any change or change of specification of lending office or rebooking would, but for this sentence, be to impose additional costs or requirements upon the Borrower pursuant to Section 4.4 or Section 5.5 (which would not be imposed absent such change or change of specification or rebooking) by reason of legal or regulatory requirements in effect at the time thereof and of which such Bank is aware at such time, then such costs or requirements shall not be imposed upon the Borrower but shall be borne by such Bank. All expenses incurred by any Bank in changing a lending office or specifying another lending office of such Bank or rebooking any Advance in response to a request from the Borrower shall be paid by the Borrower. Nothing in this Section 4.5 (including, without limitation, any failure by a Bank to give any notice contemplated in the first sentence hereof) shall limit, reduce or postpone any obligations of the Borrower under Section 4.4 or Section 5.5, including any obligations payable in respect of any period prior to the date of any change or specification of a new lending office or any rebooking of any Advance.
4.6    Alternate Rate of Interest.
(a)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the

Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks.
(b)    In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    The Agent will promptly notify the Borrower and the Banks of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 4.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.6.
(d)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate or EURIBO Base Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term Benchmark Advances to be made, converted or continued, as applicable, during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to (A) a Borrowing bearing interest by reference to Daily Simple SOFR so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) Floating Rate Advances if Daily Simple SOFR is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing denominated in the Committed Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Advance in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Advance, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 4.6, (A) for Advances denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Advance (or the next succeeding Business Day if such day is not a Business Day), be converted by the Agent to, and shall (x) bear interest by reference to Daily Simple SOFR so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) constitute a Floating Rate Advance if Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day, and (B) for Advances denominated in Euros, then such Advance shall, on the last day of the Interest Period applicable to such Advance (or the next succeeding Business Day if such day is not a Business Day), at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) be exchanged for an Equivalent amount of Dollars and be converted by the Agent to, and (subject to the remainder of this subclause (B)) shall constitute, a Floating Rate Advance on such day (it being understood and agreed that if the Borrower does not so prepay such Advance on such day by 12:00 P.M. (New York City time) the Agent is authorized to effect such exchange and conversion of such Term Benchmark Advance into a Floating Rate Advance), and, in the case of such subclause (B), upon any subsequent implementation of a Benchmark Replacement in respect of such Agreed Currency pursuant to this Section 4.6, such Floating Rate Advance shall then be exchanged for an Equivalent amount of Euros and converted by the Agent to, and shall constitute, a Term Benchmark Advance denominated in Euros on the day of such implementation, giving effect to such Benchmark Replacement in respect of Advances denominated in Euros.
As used in this Agreement:
“Agreed Currencies” means Dollars and the Committed Currency.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark

(or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 4.6.
“Benchmark” means, initially, the Relevant Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 4.6.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Advance denominated in the Committed Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:
(1) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(2) the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents. In determining the Benchmark Replacement pursuant to clause (2) above, the Agent will consider in good faith any proposal reasonably requested by the Borrower.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)    for purposes of clause (1) of the definition of “Benchmark Replacement, 0.10% (10 basis points); and
(2)    for purposes of clause (2) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 4.6 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 4.6.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is three (3) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or the EURIBO Base Rate.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is the EURIBO Base Rate, 11:00 a.m. (Brussels time) two Business Days preceding the date of such setting, or (3) if such Benchmark is neither the Term SOFR Rate nor the EURIBO Rate, the time determined by the Agent in its reasonable discretion.
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Advances denominated in Dollars, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, and (ii) with respect to a Benchmark Replacement in respect of Advances denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate, and (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBO Base Rate.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
4.7    365/366-Day Year.
All interest on Advances subject to the Floating Rate due under this Agreement (only at times when the Floating Rate is based on the Prime Rate) will be calculated based on the actual days elapsed in a 365/366-day year. All interest on Advances subject to the Adjusted Term SOFR Rate, the EURIBO Rate or the NYFRB Rate and all fees will be calculated based on the actual days elapsed in a 360-day year.
5.    DISBURSEMENTS AND PAYMENTS
5.1    Requests for Borrowings.
Each Borrowing shall occur on written or telephonic request (confirmed immediately in writing) to the Agent from a Person believed by the Agent to be an officer of or other authorized representative for the Borrower. A request for a Borrowing must be received by the Agent not later than (i) 1:00 P.M. on the day that such Borrowing is to be made in the case of a Borrowing that is to bear interest initially at the Floating Rate, (ii) 11:00 A.M. on the day three Business Days before the Business Day which is the first day of the applicable Interest Period for such Borrowing in the case of a Borrowing denominated in Dollars that is to bear interest initially at the Adjusted Term SOFR Rate, or (iii) 2:00 P.M. on the day three Business Days before the Business Day which is the first day of the applicable Interest Period for such Borrowing in the case of a Borrowing denominated in the Committed Currency. Each Borrowing denominated in the Committed Currency shall bear interest at the EURIBO Rate. Each Borrowing must be in an amount not less than the Borrowing Minimum or a multiple thereof and shall consist of Advances in the same currency made on the same day by the Banks ratably according to their respective Commitments. Each such notice of a Borrowing shall specify (i) the requested date of such Borrowing, (ii) whether the Advances comprising such Borrowing are to be Term Benchmark Advances, (iii) the aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Term Benchmark Advances, the initial Interest Period and currency for each such Advance. Upon receipt of any such request, the Agent shall notify the Banks of the intended Borrowing no later than 2:00 P.M. on the date such request for such Borrowing is received by the Agent. At or before 3:00 P.M. on the date the requested Borrowing is to be made, in the case of a Borrowing consisting of Advances denominated in Dollars, and before 11:00 A.M. on the date of such Borrowing, in the case of a Borrowing consisting of Advances denominated in the Committed Currency, each Bank shall remit its Percentage of the requested Borrowing to the Agent at the applicable Agent's Account in immediately available funds. Prior to the close of business on the day the requested Borrowing is to be made, the Agent shall disburse such funds by crediting the same to the Borrower’s demand deposit account maintained with the Agent or in such other manner as the Agent and any officer of the Borrower may agree in writing. Any Borrowing that is to initially bear interest at Term Benchmark shall also be subject to all conditions set forth in Section 4.2 hereof.
Unless the Agent shall have received notice from a Bank prior to the time of any Borrowing that such Bank will not make available to the Agent such Bank’s ratable portion of such Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Borrowing in accordance with this Section 5.1 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to such Advances comprising such Borrowing and (ii) in the case of such Bank, (A) the NYFRB Rate, in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in the Committed Currency. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Advance as part of such Borrowing for purposes of this Agreement.
5.2    Payments.
(a)    Generally. The Borrower shall initiate all payments, except with respect to principal of, interest on, and other amounts relating to, Advances denominated in the Committed Currency, of principal, interest, fees and other payments due under this Agreement and all prepayments with respect to this Agreement to the Banks by means of payment made by the Borrower to the Agent in Dollars not later than 12:00 P.M. on the day when due in same day funds for the account of the Banks. The Borrower shall initiate each payment with respect to principal of, interest on, and other amounts relating to, Advances denominated in the Committed Currency, not later than 11:00 A.M. (at the Payment Office for such Committed Currency) on the day when due in the Committed Currency to the Agent, by deposit of such funds to the applicable Agent's Account in same day funds. All such payments shall be made in immediately available funds. Any payment due on a day on which the Agent is not open for substantially all of its business shall be due on the next day on which the Agent is so open. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term Benchmark Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day. Absent obvious error, the records of the Agent will be conclusive evidence of the principal and accrued interest owing with respect to all Advances.
(b)    Advances: Interest Payments. Interest accruing on the Advances during any month at the Floating Rate shall be payable quarterly in arrears on the last day of each March, June, September and December and at maturity. Interest accruing on the Term Benchmark Advances shall be payable on the last day of the applicable Interest Period and at maturity and, if the applicable Interest Period has a duration of longer than three months, on the day during such Interest Period that is every three months after the first day of such Interest Period.
(c)    Advances: Principal Payment. The entire principal balance of the Advances owing to each Bank shall be due and payable in full on the Commitment Termination Date applicable to such Bank.
To the extent that the Agent receives funds for application to the amounts owing by the Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Banks in accordance with the terms of this Section 5.2, the Agent shall be entitled to convert or exchange such funds into Dollars or into the Committed Currency or from Dollars to the Committed Currency or from the Committed Currency to Dollars, as the case may be, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 5.2; provided that the Borrower and each of the Banks hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrower or such Bank as a result of any conversion or exchange of currencies effected pursuant to this Section 5.2 or as a result of the failure of the Agent to effect any such conversion or exchange, except for such loss, cost or expense due to the Agent’s negligence, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment; provided further that the Borrower agrees to indemnify the Agent and each Bank, and hold the Agent and each Bank harmless, for any and all losses, costs and expenses incurred by the Agent or any Bank for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 5.2 except for such losses, costs or expenses due to the Agent’s or Bank’s negligence, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment.
5.3    Prepayments.
(a) Optional. The Borrower may prepay the Advances in whole at any time or from time to time in part, without penalty or premium, provided that (i) prepayment of any Bank’s Advances must be accompanied by pro rata prepayment of each other Bank’s Advances, (ii) any partial prepayment must be in an aggregate amount not less than $5,000,000 (or the approximate Equivalent thereof in the Committed Currency), (iii) prepayment of any principal bearing interest at the Floating Rate may be made on same Business Day’s irrevocable notice to the Agent, (iv) any prepayment of Term Benchmark Advances shall be made only on three Business Days’ irrevocable notice to the Agent and (v) prepayment of Advances must be accompanied by accrued interest on such amount prepaid through the date of prepayment and additional compensation calculated in accordance with Section 4.4(c) hereof (if applicable); provided, further, that, notwithstanding the foregoing, any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied.
(b) Mandatory. If, on any date, the Agent notifies the Borrower that, on any interest payment date, the sum of (i) the aggregate principal amount of all Advances denominated in Dollars then outstanding plus (ii) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in the Committed Currency then outstanding exceeds 105% of the aggregate Commitments of the Banks on such date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, subject to the proviso to this sentence set forth below, prepay the outstanding principal amount of any Advances in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Banks on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Advances prepaid; provided that if the aggregate principal amount of Floating Rate Advances outstanding at the time of such required prepayment is less than the amount of such required prepayment, the portion of such required prepayment in excess of the aggregate principal amount of Floating Rate Advances then outstanding shall be deferred until the earliest to occur of the last day of the Interest Period of the outstanding Term Benchmark Advances in an amount equal to the excess of such required prepayment. The Agent shall give prompt notice of any prepayment required under this Section 5.3(b) to the Borrower and the Banks, and shall provide prompt notice to the Borrower of any such notice of required prepayment received by it from any Bank.
5.4    Termination or Reduction of the Commitments.
The Borrower may from time to time on at least three Business Days’ prior irrevocable notice received by the Agent (which shall promptly advise each Bank thereof) terminate the Commitments of the Banks in whole or permanently reduce the Commitments of the Banks in part; provided that (i) the Commitments of the Banks may not be terminated in whole at any time that any Advance remains outstanding, (ii) each partial reduction of the Commitments of the Banks shall be in the minimum amount of $10,000,000 or in a multiple of $10,000,000 in excess thereof, (iii) each partial reduction of the Commitments of the Banks shall be pro rata as to all of the Commitments of the Banks on the basis of the respective Percentages of the Banks, and (iv) no partial reduction of the Commitments of the Banks shall reduce the aggregate amount of the Commitments of the Banks to an amount less than the Aggregate Outstandings; provided, further, that, notwithstanding the foregoing, any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied. Any Commitment that has been terminated or reduced may not be reinstated.

5.5    Taxes.
(a)    All payments made by the Borrower to the Agent or any Bank (herein any “Payee”) under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by the Borrower or such withholding agent, then:
(i)    the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay to the relevant governmental authority the full amount withheld or deducted to the extent required by and in accordance with applicable law;
(ii)    to the extent that the withholding or deduction is made on account of Indemnified Taxes, then the sum payable by the Borrower shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.5), the applicable Payee receives an amount equal to the sum it would have received had no such deduction or withholding been made; and
(iii)    after any payment of Taxes by the Borrower to a governmental authority pursuant to clause (i), the Borrower shall promptly forward to the Agent (for delivery to such Payee) a receipt issued by such governmental authority evidencing such payment or other documentation reasonably satisfactory to the Agent evidencing such payment to such authority.
(b)    If any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.5) are directly asserted against any Payee, such Payee may pay such Indemnified Taxes and the Borrower promptly shall reimburse such Payee for such Indemnified Taxes paid by such Payee after written demand therefor. The Borrower shall reimburse each Payee, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.5) payable or paid by such Payee or required to be withheld or deducted from a payment to such Payee and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error. The obligations of the Borrower under this Section 5.5(b) shall survive any termination of this Agreement, the resignation or replacement of the Agent, the assignment of rights by, or the replacement of, a Bank and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(c)    Each Bank shall severally indemnify the Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 11.5(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Agent to the Bank from any other source against any amount due to the Agent under this Section 5.5(c).
(d)
(i)     Any Payee that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law or reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.5(d)(ii)(A), (B), (D) and (E) below) shall not be required if, in the Bank’s reasonable judgement, such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.
(ii)    Without limiting the generality of the foregoing,
(A)    any Bank that is a U.S. Person (or, if such Bank is disregarded as an entity separate from its owner for U.S. federal income tax purposes, is owned by a U.S. Person) shall deliver to the Borrower and the Agent on or prior to the date on which a Bank becomes a Bank under this Agreement (and from time to time thereafter as required by applicable law or upon the reasonable request of the

Borrower or the Agent), executed copies of IRS Form W-9 (or any successor form) certifying that such Bank (or such U.S. Person, as applicable) is exempt from U.S. federal backup withholding Tax;
(B)    any Foreign Bank shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter as required by applicable law or upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:
     (1) in the case of a Foreign Bank (or, if such Foreign Bank is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) eligible for the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, duly completed and executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, duly completed and executed copies of IRS From W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
    (2) duly completed and executed copies of IRS From W-8ECI with respect to such Foreign Bank (or, if a Foreign Bank is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner);
    (3) in the case of a Foreign Bank (or, if a Foreign Bank is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a duly completed and executed certificate, in form and substance reasonably satisfactory to the Borrower and the Agent, to the effect that such Foreign Bank (or such owner, as applicable) is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Sections 881(c)(3)(B) and 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed and executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or
     (4) to the extent a Foreign Bank (or, if a Foreign Bank is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) is not the beneficial owner, duly completed and executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a certificate described in Section 5.5(d)(ii)(B)(3)(x), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable (and including any other information required to be provided by IRS Form W-8IMY); provided, that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide certificates described in Section 5.5(d)(ii)(B)(3)(x) on behalf of each such direct or indirect partner;
(C)    any Foreign Bank shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made;
(D)    if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine whether such Bank has complied with such Bank’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.5(d)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Effective Date; and
(E)    The Agent, and any successor or supplemental Agent, shall deliver to the Borrower on or prior to the date on which the Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable requested of the Borrower) executed copies of either (A) IRS Form W-9 (or any successor form) or (B) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the Borrower to be treated as a U.S. Person (within respect to amounts received on account of any Bank) and IRS Form W-8ECI (with respect to amounts received on its own account), with the effect that, in either case, the Borrower will be entitled to make payments hereunder to the Agent without withholding or deduction on account of U.S. federal withholding Tax.
(iii)    Each Payee agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly (A) update such form or certification or (B) notify the Borrower and the Agent in writing that (1) such form or certification has expired or has become obsolete or inaccurate and (2) such Payee is legally ineligible to update such form or certification. Notwithstanding any other provision of this paragraph, a Foreign Bank shall not be required to deliver any form pursuant to this paragraph that such Foreign Bank is not legally eligible to deliver.
(e)    If any Payee determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.5 (including by the payment of additional amounts pursuant to this Section 5.5), then such Payee shall pay an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.5 with respect to the Taxes giving rise to such refund) to the Borrower, net of all reasonable, documented, out-of-pocket expenses (including Taxes) of such Payee and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, however, that if such Payee is required to repay such refund to such governmental authority, upon the request of such Payee, the Borrower shall promptly remit to such Payee the amount paid to the Borrower pursuant to this Section 5.5(e) (plus any penalties, interest, or other charges imposed by the relevant governmental authority). Notwithstanding anything to the contrary in this paragraph (e), in no event will the Payee be required to pay any amount to the Borrower pursuant to this paragraph (e) the payment of which would place the Payee in a less favorable net after-Tax position than the Payee would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Payee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
(f)    For purposes of this Section 5.5, the term “applicable law” includes FATCA.
5.6    Judgment Currency.
If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due under this Agreement in Dollars or any alternative currency (the “Specified Currency”) into another currency (the “Judgment Currency”), the rate of exchange which shall be applied shall be that at which, in accordance with normal banking procedures, the Agent could purchase the Specified Currency with the amount of the Judgment Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower with respect to any such sum due from it to the Agent or any Bank (each, an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due under this Agreement in the Judgment Currency, such Entitled Person may, in accordance with normal banking procedures, purchase and transfer to the required location of payment the Specified Currency with the amount of the Judgment Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the applicable Specified Currency, any difference between the sum originally due to such Entitled Person in the Specified Currency and the amount of the Specified Currency so purchased and transferred on that Business Day.
5.7    Defaulting Banks.
Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:
(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Bank pursuant to Section 3.1; and
(b)    the Credit Exposure of such Defaulting Bank shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.4); provided, that this clause (b) shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification requiring the consent of such Bank or each Bank affected thereby.
In the event that the Agent and the Borrower each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then such Bank shall purchase at par such of the Advances of the other Banks as the Agent shall determine may be necessary in order for such Bank to hold such Advances in accordance with its Percentage.

5.8    Replacement of Banks.
If any Bank becomes a Defaulting Bank or if any Bank requests compensation under Section 4.4 or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank or any governmental authority for the account of any Bank pursuant to Section 5.5, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.5), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 5.5, such assignment will result in a reduction in such compensation or payments. A Bank shall not be required to make any such assignment and delegation if, prior thereto, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
6.    CONDITIONS PRECEDENT
6.1    Conditions Precedent to Effectiveness.

On or before the date hereof, the Borrower shall deliver to the Agent the following documents, properly executed and in form and content acceptable to the Agent and the Banks:

(a)    A Note, substantially in the form of Exhibit A, to the order of the Banks (to the extent requested by any Bank pursuant to Section 2.4), at least three (3) Business Days prior to the Closing Date.
(b)
(i)    a certified copy of resolutions or similar authorizing documentation of the governing body of the Borrower authorizing the execution of this Agreement and all related documents.
(ii)    a certificate of the Borrower’s corporate secretary as to the incumbency and signatures of the officers of the Borrower signing the loan documentation.
(c)
(i)    a certified copy of the Borrower’s Certificate of Incorporation and Amended and Restated Bylaws.

(ii)    a Certificate of Good Standing issued by the Secretary of the State of the state of the Borrower’s incorporation dated not more than 30 days prior to the date hereof.
(d)    an opinion of counsel to the Borrower, opining as to the due authorization, execution, delivery and enforceability of the Loan Documents and such other customary matters as the Agent may reasonably require.
(e)    certification of the Borrower that all amounts due and payable under each of the Existing Credit Agreements have been, or are being, paid in full and that the commitments under each of the Existing Credit Agreements have been terminated.
(f)    at least three (3) Business Days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least ten (10) Business Days prior to the Effective Date.
For purposes of determining compliance with the conditions of this Section 6.1, each Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Banks unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Bank prior to the date hereof, specifying its objection thereto.
6.2    Conditions Precedent to Each Advance
The obligation of each Bank to make any Advance hereunder shall be subject solely to the satisfaction of the following conditions precedent (and any request for an Advance shall be deemed a representation and warranty by the Borrower that each of the following conditions precedent has been satisfied as of the date of such Advance):
(a)    the representations and warranties of the Borrower contained in this Agreement (other than the representations and warranties in clauses (d), (e) and (g) of Section 7) shall be true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) on the date of such Advance as though made on and as of such date (except to the extent that any such representation or warranty is expressly stated to have been made as of a specific date, then such representation or warranty shall be true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) as of such specific date); and
(b)    no Default or Event of Default shall have occurred and be continuing.

7.    REPRESENTATIONS AND WARRANTIES
To induce the Agent and the Banks to enter into this Agreement, the Borrower makes the following representations and warranties:
(a)    Organizational Status. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
(b)    Authorization. The execution, delivery and performance of this Agreement are within the Borrower’s powers, have been duly authorized by all necessary action, and do not conflict with (i) the articles or bylaws (or analogous documents) of the Borrower, (ii) any agreement by which the Borrower is bound or (iii) any applicable law or regulation or any court, administrative or other ruling, in each case, by which the Borrower is bound, except to the extent that any such conflict referred to in the foregoing clauses (ii) or (iii) would not reasonably be expected to have a Material Adverse Effect.
(c)    Financial Reports. The Borrower has provided the Banks with its annual audited financial statement as of December 31, 2022; provided that such financial statement shall be deemed to have been so provided if such financial statement shall be available on the website of the Securities and Exchange Commission (“SEC”) at http://www.sec.gov. That statement fairly represents in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of its date and was prepared in accordance with GAAP (except as otherwise expressly noted therein).
(d)    Material Adverse Change. Except as disclosed in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2022 or in the Borrower’s Quarterly Reports on Form 10-Q or reports on Form 8-K, as filed with the SEC prior to the Effective Date, since December 31, 2022, there has occurred no event or circumstance that would reasonably be expected to have individually or in the aggregate a material adverse effect on the consolidated financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.
(e)    Litigation. Except as disclosed in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2022 or in the Borrower’s Quarterly Reports on Form 10-Q or reports on Form 8-K, as filed with the SEC prior to the Effective Date, there are no legal or governmental proceedings pending or, to the best of the Borrower’s knowledge, threatened before any court, governmental agency or arbitrator, by which the Borrower is or may be bound, which, if determined adversely to the Borrower, would reasonably be expected to have individually or in the aggregate a material adverse effect on the consolidated financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.
(f)    ERISA. The Borrower is in compliance with ERISA, except to the extent any such noncompliance would not reasonably be expected to have a Material Adverse Effect.
(g)    Environmental Matters. Except as disclosed in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2022 or in the Borrower’s Quarterly Reports on Form 10-Q or reports on Form 8-K, as filed with the SEC prior to the Effective Date, to the best of the Borrower’s knowledge, the Borrower has not incurred, directly or indirectly, any contingent liability in connection with (i) the release of any toxic or hazardous waste or substance into the environment or (ii) noncompliance with applicable environmental, health and safety statutes and regulations, in each case, which would reasonably be expected to have a Material Adverse Effect.
(h)    Legal Agreements. This Agreement and the other Loan Documents constitute the legal, valid and binding obligations and agreements of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
(i)    Regulation U. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System). After application of the proceeds of each Advance, not more than 25 percent of the value (as determined by any reasonable method) of the assets of the Borrower and its Subsidiaries, on a consolidated basis, subject to any provision of this Agreement under which the sale, pledge or disposition of assets is restricted, will consist of margin stock.
(j)    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees, in all material respects with Anti-Corruption Laws and applicable Sanctions. The Borrower, its Subsidiaries, and to the knowledge of the Borrower, its directors, officers and employees when acting on behalf of the Borrower and its Subsidiaries, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions. None of the Borrower or any Subsidiary is a Sanctioned Person. No use of proceeds of any Borrowing will directly or, to the Borrower’s knowledge, indirectly constitute (i) a violation of the FCPA, (ii) a violation of the Bribery Act, or (iii) a material violation of any other Anti-Corruption Laws or applicable Sanctions.
(k)    Affected Financial Institution. The Borrower is not an Affected Financial Institution.
Each request for a Borrowing under this Agreement, each increase of Commitments in accordance with Section 2.2 and each extension of Commitments in accordance with Section 2.3 constitutes a reaffirmation of these representations and warranties (other than, in the case of any Borrowing, the representations and warranties in clauses (d), (e) and (g) of this Section 7) as of the date of such Borrowing, such increase or such extension; provided, that in the case of each increase or extension, all references in the representations and warranties in clauses (d), (e) and (g) of this Section 7 to financial statements, and to annual reports, quarterly reports or current reports filed with the SEC, shall be deemed to refer to the corresponding versions of those documents most recently delivered (or deemed delivered) by the Borrower in accordance with Section 8.1 prior to the date of such increase or extension.

8.    COVENANTS.
From the date hereof through the Commitment Termination Date, and thereafter until the Advances are paid in full, unless the Required Banks (or the Agent, with the consent of the Required Banks) shall otherwise agree in writing, the Borrower shall do the following:
8.1    Financial Information
The Borrower shall deliver to the Agent:
(a)    Annual Financial Statements. Within 100 days of the end of each fiscal year of the Borrower, the Borrower’s consolidated annual financial statements, together with an audit report certified by independent certified public accountants of recognized standing, whose opinion shall not be qualified as to the scope of the audit or as to the status of the Borrower and its consolidated Subsidiaries as a going concern.
(b)    Interim Financial Statements. Within 60 days of the end of each of the first three Fiscal Quarters of each fiscal year of the Borrower, the Borrower’s unaudited interim financial statements. These statements will be prepared on a consolidated basis and in accordance with GAAP (subject to the absence of footnotes and to normal year-end audit adjustments). These statements will include a statement of cash flows.
(c)    Compliance Certificate. Concurrent with delivery of the financial statements required above, a compliance certificate, substantially in the form of Exhibit B attached hereto, signed by an officer of the Borrower.
(d)    Notices. Promptly upon obtaining knowledge of the same, written notice of any Default or Event of Default.
(e)    Additional Information. Promptly following any written request therefor, such other information as the Agent or any Bank (through the Agent) may reasonably request.
Information required to be delivered pursuant to subsections (a) and (b) of this Section 8.1 shall be deemed to have been delivered if such information, or one or more annual or quarterly or other reports or proxy statements containing such information, shall have been posted and be available on the website of the SEC at http://www.sec.gov. The Borrower hereby acknowledges that the Agent will make available to the Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar secure electronic system (the “Platform”).
8.2    Covenants
The Borrower shall:

(a)    Negative Pledge. Not create, incur or suffer to exist any pledge, lien, security interest, assignment or transfer upon or of any of the Borrower’s accounts receivable, whether now existing or hereafter created or existing; provided, however, nothing in this Section 8.2(a) shall prohibit the Borrower from (i) assigning or transferring its accounts receivable in connection with a transfer of the part of its business from which such accounts receivable have arisen, or (ii) transferring not more than 25% of its accounts receivable (with such percentage determined by face amount of the accounts receivable as of the time immediately before such transfer) so long as the Borrower receives reasonably equivalent value on account of such transfer.
(b)    Taxes. Pay, discharge or otherwise satisfy when due and payable, all taxes, assessments and governmental charges levied or imposed upon the Borrower; provided, however, the Borrower shall not be required to pay, discharge or otherwise satisfy any such taxes, assessments or governmental charges (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings, (ii) where reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or (iii) to the extent that the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(c)    Insurance. Maintain insurance in amounts and covering such risks as is usually carried by Persons engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates. Such insurance shall either be maintained by the Borrower through self-insurance, through captive insurance companies or by insurance issued by responsible and reputable insurance companies.
(d)    Merger. Refrain from being acquired by any other entity and refrain from transferring all or substantially all of its assets to, or consolidating, merging or otherwise combining with, any other entity where the Borrower is not the surviving entity; provided, further, that the Borrower’s failure to comply with the requirements of this Section 8.2(d) shall not constitute an Event of Default under Section 9.1(f) of this Agreement, but instead shall give the Required Banks the right, by written notice to the Borrower, to demand payment of unpaid principal, accrued interest and all other amounts payable under this Agreement and to terminate the Commitments, with such demand and termination to be effective thirty calendar days’ following such written notice from the Required Banks to the Borrower.
(e)    Maintenance of Properties. Make all repairs, renewals or replacements necessary to keep its plant, properties and equipment in good working condition, except to the extent that the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 8.2(e) shall prevent the Borrower from discontinuing the operation or maintenance of such plant, properties or equipment if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business.
(f)    Books and Records. Maintain adequate books and records to permit the preparation of financial statements in accordance with GAAP.
(g)    Compliance with Laws. Comply with all material laws and regulations applicable to its business, except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(h)    Preservation of Rights. Maintain and preserve its organizational existence and all material rights, privileges, charters and franchises it now has; provided, however, that the Borrower may consummate any transaction permitted under Section 8.2(d); provided, further, that the Borrower shall not be required to preserve any such right, privilege, charter or franchise if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower.
(i)    Inspection. Upon reasonable notice by the Agent to the Borrower, permit the Agent, subject to applicable law and third party confidentiality agreements entered into by the Borrower in the ordinary course of business, to visit and inspect the Borrower’s properties and examine its books and records to the extent the Agent determines in its reasonable discretion that such inspection and examination is necessary for the Agent to observe and monitor the Borrower’s financial performance and financial condition and to assure the Borrower’s compliance with its obligations under this Agreement; provided that, so long as no Default or Event of Default shall have occurred and be continuing, such inspections shall be limited to once per calendar year.
(j)    Use of Proceeds. Use the proceeds of the Advances solely for the Borrower’s general corporate purposes; provided, however, that the Borrower shall not directly or, to the knowledge of the Borrower, indirectly use the proceeds of any Borrowing (A) in furtherance of a corrupt offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in a manner which constitutes (1) a violation of the FCPA, (2) a violation of the Bribery Act, or (3) a material violation of any other Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent licensed by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or otherwise authorized under the U.S. law, or (C) in any manner that would result in a material violation of any Sanctions applicable to the Borrower.
(k)    Ratio of EBITDA to Interest. Maintain its EBITDA to Interest Ratio as of the end of each fiscal quarter of the Borrower at not less than 3.0 to 1.0.

(l)    Anti-Corruption Laws and Sanctions. Maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees in all material respects with Anti-Corruption Laws and applicable Sanctions.
9.    EVENTS OF DEFAULT AND REMEDIES.
9.1    Default
As used herein, “Event of Default” means any of the following:
(a)    Default in the payment when due of any principal due with respect to any of the Advances and the continuance of such default for one (1) Business Day.
(b)    Default in the payment when due of any interest, fees, costs, expenses or other payments required to be paid by the Borrower under this Agreement and the continuance of such default for five (5) Business Days.
(c)    [Reserved].
(d)    Default in the observance or performance of any covenant or agreement contained in Section 8.1(d), 8.2(a), 8.2(h) (as to existence) or 8.2(k) of this Agreement.
(e)    Default in the observance or performance of any covenant or agreement contained in Section 8.1 (other than Section 8.1(d)) or Section 8.2(j) of this Agreement and continuance of such default for thirty (30) calendar days.
(f)    Default in the observance or performance of any covenant or agreement contained in the Loan Documents (other than a covenant or agreement a default in whose performance is elsewhere in this Section 9.1 specifically dealt with) and continuance for more than thirty (30) calendar days after the earlier of the Borrower’s knowledge thereof and written notice thereof from the Agent to the Borrower.
(g)    Default in the payment of any indebtedness for borrowed money of the Borrower when due (after giving effect to the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness for borrowed money) or, if payable on demand, on demand, in each case if the outstanding principal balance of all such indebtedness for borrowed money in default at any one time exceeds $400,000,000.
(h)    Any representation or warranty made or deemed made by the Borrower to the Agent or the Banks proves to be untrue in any material respect when made or deemed made.
(i)    The rendering against the Borrower of any judgment, decree or order for the payment of money in an aggregate amount in excess of $400,000,000 (excluding any portion of such judgment, decree or order which is insured by an unrelated third-party insurer which has not objected to or denied coverage), and either (i) enforcement proceedings upon such judgment, decree or order shall have been commenced by any creditor (and shall not have been stayed) or (ii) within ninety (90) calendar days after the entry, issue, or levy thereof, or due date therefor, as applicable, such judgment, decree or order has not been paid or discharged or stayed pending appeal or otherwise.
(j)    With or without the Borrower’s consent, a custodian, trustee or receiver shall be appointed for a substantial part of the properties of the Borrower (and such appointment, if made without the Borrower’s consent, continues undismissed or unstayed for a period of sixty (60) calendar days), or a petition shall be filed by or against the Borrower under the United States Bankruptcy Code or any similar comprehensive bankruptcy or insolvency law, whether domestic or foreign and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of sixty (60) calendar days.
9.2    Remedies.
Upon the occurrence of any one or more Events of Default, or at any time thereafter, the Agent may, with the consent of the Required Banks, and shall, upon request of the Required Banks:
(a)    terminate the Commitments;
(b)    declare the unpaid principal, accrued interest and all other amounts payable under this Agreement to be immediately due and payable; and/or
(c)    exercise any or all remedies available to the Agent or the Banks under the other Loan Documents or otherwise available by law or agreement.
Notwithstanding the foregoing, upon the occurrence of an Event of Default under paragraph 10.1(j), the Commitments shall immediately terminate and the unpaid principal, accrued interest and all other amounts payable under this Agreement will become immediately due and payable.
9.3    Setoff
Each Bank and each of its Affiliates may, upon the occurrence of an Event of Default or at any time thereafter, without prior notice to the Borrower, set off and apply any and all deposits held by, and other indebtedness owing by, such Bank or such Affiliate to or for the credit or the account of the Borrower against any and all obligations owing to such Bank or such Affiliate hereunder, whether now or hereafter existing, whether or not the Agent or such Bank or such Affiliate has made demand under this Agreement or any Loan Document and whether such obligations may be contingent or unmatured. Such right shall be in addition to and not in lieu of any other rights and remedies available to the Agent or the Banks or its Affiliates under the other Loan Documents or otherwise available by law or agreement. Each Bank will endeavor to notify the Borrower and the Agent promptly after any such setoff made by such Bank or such Affiliate; provided, however, that the failure to give such notice shall not affect the validity of such setoff or any application of funds realized by such setoff. Each Bank shall have the obligations, if any, specified in Section 11.2 with respect to any amounts obtained pursuant to this Section 9.3.
10.    AGENCY
10.1    Authorization.
(a)    Each Bank irrevocably appoints and authorizes the Agent to act on behalf of such Bank to the extent provided herein or in any document or instrument delivered hereunder or in connection herewith, and to take such other action as may be reasonably incidental thereto.
(b)    As to any matters not expressly provided for by this Agreement or the other Loan Documents (including enforcement or collection), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Banks, and, unless and until revoked in writing, such instructions shall be binding upon all Banks; provided, however, that the Agent shall not be required to take any action that (i) the Agent in good faith believes exposes it to liability unless the Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Agent may seek clarification or direction from the Required Banks prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Agent is acting solely on behalf of the Banks, and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)    the Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Agent is not intended to connote any fiduciary duty or other implied (or express)

obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Bank agrees that it will not assert any claim against the Agent based on an alleged breach of fiduciary duty by the Agent in connection with this Agreement and/or the transactions contemplated hereby; and
(ii)    nothing in this Agreement or any Loan Document shall require the Agent to account to any Bank for any sum or the profit element of any sum received by the Agent for its own account.
(d)    In case of the pendency of any proceeding with respect to the Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Agent (including any claim under Sections 3, 4.1, 4.3, 4.4(b) 5.5 and 11.9) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Banks, to pay to the Agent any amount due to it, in its capacity as the Agent, under the Loan Documents (including under Section 11.9). Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the obligations under the Loan Documents or the rights of any Bank or to authorize the Agent to vote in respect of the claim of any Bank in any such proceeding.
(e)    The provisions of this Section 10 are solely for the benefit of the Agent and the Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Section 10 and as set forth in Section 10.2(b) and Section 10.8, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.
10.2    Distribution of Payments and Proceeds.
(a)    After deduction of any costs of collection as hereinafter provided in Section 10.3, any fees specified herein or in any Fee Letter, and any servicing fee provided in any agreement between the Agent and the applicable Bank, the Agent shall remit to each Bank that Bank’s Percentage of all payments of principal, interest, fees and other payments that are received by the Agent under the Loan Documents. Each Bank’s interest in the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Agent under the Loan Documents; and the Agent’s only liability to the Banks hereunder shall be to account for each Bank’s Percentage of such payments, collections and proceeds in accordance with this Agreement. If the Agent is ever required for any reason to refund any such payments, collections or proceeds, each Bank will refund to the Agent, upon demand, its Percentage of such payments, collections or proceeds, together with its Percentage of interest or penalties, if any, payable by the Agent in connection with such refund. The Agent may, in its sole discretion, make payment to the Banks in anticipation of receipt of payment from the Borrower. If the Agent fails to receive any such anticipated payment from the Borrower, each Bank shall promptly refund to the Agent, upon demand, any such payment made to it in anticipation of payment from the Borrower, together with interest for each day on such amount until so refunded at a rate equal to (A) the NYFRB Rate, in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in the Committed Currency, for each such date.
(b)    Notwithstanding the foregoing, if any Bank has wrongfully refused to fund its Percentage of any Borrowing or other advance as required hereunder, or if the principal balance of any Bank’s Advances is for any other reason less than its Percentage of the aggregate principal balances of the Advances, the Agent may remit all payments received by it to the other Banks until such payments have reduced the aggregate amounts owed by the Borrower to the extent that the aggregate amount owing to such Bank hereunder is equal to its Percentage of the aggregate amount owing to all of the Banks hereunder. The provisions of this paragraph are intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Bank has breached its obligations hereunder and shall not be deemed to excuse any Bank from such obligations.
10.3    Expenses.
All payments, collections and proceeds received or effected by the Agent may be applied, first, to pay or reimburse the Agent (in its capacity as Agent) for all reasonable and documented costs, expenses, damages and liabilities at any time incurred by or imposed upon the Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable and documented attorney’s fees, foreclosure expenses and advances made to protect the security of any collateral), except to the extent that the Agent shall have previously received reimbursement of such costs, expenses, damages or liabilities from the Borrower. If the Agent does not receive payments, collections or proceeds sufficient to cover any such costs, expenses, damages or liabilities within five (5) calendar days after their incurrence or imposition, each Bank shall, upon demand, remit to the Agent its Percentage of the difference between (i) such costs, expenses, damages and liabilities, and (ii) such payments, collections and proceeds; provided, however, that no Bank shall be liable for any portion of such costs, expenses, damages and liabilities resulting from the gross negligence or willful misconduct of the Agent, as determined by a court of competent jurisdiction in a final non-appealable judgment.

10.4    Indemnification.
Each Bank severally (but not jointly) hereby agrees to indemnify and hold harmless the Agent (in its capacity as Agent, to the extent not reimbursed by the Borrower), as well as the Agent’s Related Parties, ratably according to the respective Percentages of each of the Banks from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, disbursements, or expenses (including reasonable and documented attorneys’ fees and expenses) of any kind or nature whatsoever, which are imposed on, incurred by, or asserted against the Agent or its Related Parties in any way relating to or arising out of this Agreement or the other Loan Documents, or as a result of any action taken or omitted to be taken by the Agent; provided, however, that no Bank shall be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, disbursements, or expenses resulting from the gross negligence or willful misconduct of the Agent, as determined by a court of competent jurisdiction in a final non-appealable judgment. Notwithstanding any other provisions of this Agreement or the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Banks against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
10.5    Exculpation of the Agent by the Banks.
The Agent shall be entitled to rely upon advice of counsel concerning legal matters, and upon any writing which it believes to be genuine or to have been presented by a proper Person. Neither the Agent nor any of its directors, officers, employees or agents shall (a) be responsible to any of the Banks for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith, (b) be responsible to any of the Banks for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any collateral security, (c) be under any duty to any of the Banks to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by the Borrower or any other obligor of its obligations, or (d) in any event, be liable to any of the Banks for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment.
10.6    Agent and Affiliates.
The Agent shall have the same rights, powers and obligations hereunder in its individual capacity as any other Bank, and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from and generally engage in any kind of business with the Borrower as fully as if the Agent were not the Agent hereunder.
10.7    Acknowledgements of Banks.
(a)    Each Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans set forth herein as may be applicable to such Bank in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Agent, any arranger, or any other Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Bank, and to make, acquire or hold Advances hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans set forth herein, as may be applicable to such Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans, is experienced in making, acquiring or holding such commercial loans. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, any arranger or any other Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Bank, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment Certificate or any other Loan Document pursuant to which it shall become a Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Agent or the Banks on the Effective Date.
(c)    (i) Each Bank hereby agrees that (x) if the Agent notifies such Bank that the Agent has determined in its sole discretion that any funds received by such Bank from the Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Bank (whether or not known to such Bank), and demands the return of such Payment (or a portion thereof), such Bank shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Bank shall not assert, and hereby waives, as to the Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Agent to any Bank under this Section 10.7(c) shall be conclusive, absent manifest error.
(ii)    Each Bank hereby further agrees that if it receives a Payment from the Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment

Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Bank shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)    The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Bank that has received such Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower under or in respect of this Agreement or any other Loan Document; provided, that, for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Agent from the Borrower for the purpose of making any payment hereunder that became subject to such erroneous Payment.
(iv)    Each party’s obligations under this Section 10.7(c) shall survive the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations of the Borrower under or in respect of this Agreement or any other Loan Document.
10.8    Resignation.
(a)    The Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and the Banks, whether or not a successor Agent has been appointed. In the event of any resignation of the Agent, the Required Banks shall, in consultation with the Borrower, as promptly as practicable appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the resigning Agent’s giving of notice of resignation, then the resigning Agent may, on behalf of the Banks and, in consultation with the Borrower, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon be entitled to receive from the prior

Agent such documents of transfer and assignment as such successor Agent may reasonably request and the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any resignation pursuant to this Section, the provisions of this Section shall inure to the benefit of the successor Agent as to any actions taken or omitted to be taken by it while it is an Agent hereunder and to the retiring Agent as to any actions taken or omitted to be taken by it while it was an Agent hereunder. Prior to any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents.
(b)    Notwithstanding paragraph (a) of this Section, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (ii) the Required Banks shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Agent for the account of any Person other than the Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Agent shall directly be given or made to each Bank.
(c)    If the Person serving as Agent is a Defaulting Bank pursuant to clause (d) of the definition thereof, the Required Lenders may, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent. In connection therewith, the Required Banks, so long as no Event of Default shall have occurred and be continuing, in consultation with the Borrower, shall appoint a successor. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment on or prior to the date that is 30 days following the date such Person became a Defaulting Bank (or such earlier day as shall be agreed by the Required Banks), then such removal shall nonetheless become effective on such date.
(d)    Following the effectiveness of the Agent’s resignation from its capacity as such, the provisions of this Section 10 and Section 11.9, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
10.9    Syndication Agent and Documentation Agent.
The Banks identified on the title page as “Syndication Agent” and “Documentation Agent” shall have no right, power, obligation or liability under this Agreement or any other Loan Document other than those applicable to all Banks as such. Each Bank acknowledges that it has not relied, and will not rely, on any Bank so identified in deciding to enter into this Agreement or in taking or omitting any action hereunder.

10.10    Delegation of Duties.
The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The exculpatory provisions of this Section 10 shall apply to any such sub-agent. The Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
10.11    Bank ERISA Representation
(a)     Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,
(iii)    (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Bank.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
As used in this Section:
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
10.12    Agent’s Reliance, Limitation of Liability, Etc.
(a)     Neither the Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by the Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) and, with respect to the Borrower only, subject to Section 11.9(c) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of the Borrower to perform its obligations hereunder or thereunder.

(b)    The Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 8.1(d) unless and until written notice thereof stating that it is a “notice under Section 8.1(d)” in respect of this Agreement and identifying the specific clause under said Section is given to the Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Agent by the Borrower or a Bank. Further, the Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Section 6 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Agent. Notwithstanding anything herein to the contrary, the Agent shall not be liable for, or be responsible for any liabilities, costs or expenses suffered by the Borrower, any Subsidiary or any Bank as a result of, any determination of the Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Bank, or any Dollar Equivalent.
(c)    Without limiting the foregoing, the Agent (i) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.5, (ii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made by or on behalf of the Borrower in connection with this Agreement or any other Loan Document, (iv) in determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Bank, may presume that such condition is satisfactory to such Bank unless the Agent shall have received notice to the contrary from such Bank sufficiently in advance of the making of such Advance and (v) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

11.    MISCELLANEOUS.
11.1    Notices.
(a)    Except as otherwise specified herein, all notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) sent by registered mail, postage prepaid, or (iii) transmitted by telecopy or email, as follows:
(i)     if to the Borrower, to it at Building 223-02-W-16, 3M Center, St. Paul, MN 55144, Attention of Israel Owodunni (Email: ore.owodunni@mmm.com);
(ii) if to the Agent, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC5 / 1st Floor Newark, DE 19713-2107, Attention of Eureka Young, Primary Account Manager (Tel: (302) 634-5378), Facsimile: (302) 634-8459, Email: eureka.young@chase.com) and Andrew Weyant, Secondary Account Manager (Tel: (302) 552-0714), Facsimile: (302) 634-8459, Email: andrew.weyant@chase.com); and
(iii) if to any other Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire;
or, as to each party, at such other address or telecopier number as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section. All such notices or other communications shall be deemed to have been given (i) on the date received if delivered personally, (ii) on the date of posting if delivered by mail, or (iii) upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), if delivered by email, or (iv) when sent, if delivered by telecopy (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). All communications required hereunder to be delivered by e-mail shall be transmitted to the applicable e-mail address set forth above, or, as to each party, at such other e-mail address as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section.
(b)    The Borrower agrees that the Agent may make written information, documents, instruments and other material relating to the Borrower, any of its subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Banks by posting such Communications on the Platform. Each of the Banks and the Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Banks and the Borrower hereby approves distribution of the Communications through the Platform and understands and assumes the risks of such distribution. THE PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE COMMUNICATIONS. NO

WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY BANK OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE PLATFORM, EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH APPLICABLE PARTY; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).
(c)    Each Bank agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Bank for purposes of this Agreement; provided that if requested by any Bank the Agent shall deliver a copy of the Communications to such Bank by email or telecopier. Each Bank agrees (i) to notify the Agent in writing of such Bank’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Bank becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Bank) and (ii) that any Notice agreed by such Bank to be deliverable by email may be sent to such e-mail address.
(d)    Each of the Banks and the Borrower agrees that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Platform in accordance with the Agent’s generally applicable document retention procedures and policies.
(e)    Nothing herein shall prejudice the right of the Agent or any Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
11.2    Sharing of Payments.
If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Advances other than through distributions made in accordance with Section 10.2, such Bank shall promptly give notice of such fact to the Agent and shall purchase from the other Banks such participations in the Advances as shall be necessary to cause the purchasing Bank to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchasing Bank restored to the extent of such recovery (but without interest thereon). The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 11.2 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.
11.3    No Waiver; Cumulative Remedies.
No failure or delay by the Agent or any Bank in exercising any rights under this Agreement shall be deemed a waiver of those rights. The remedies provided for in the Agreement are cumulative and not exclusive of any remedies provided by law.
11.4    Amendments, Etc.
(a)    Any amendment, modification, termination, or waiver of any provision of this Agreement must be in writing and signed by the Agent with the approval of the Required Banks (or such other number of Banks, if any, as may be required hereunder for such amendment, modification, termination or waiver). Notwithstanding the foregoing (i) any modification of the type described in clause (b) of this Section 11.4 shall be effective only if signed by each Bank, and (ii) any amendment, modification, termination, or waiver of Section 11.17 shall be effective only if signed by each Bank that is an Affected Financial Institution.
(b)    Notwithstanding any other provision of this Agreement, the Agent shall not have the power, without the written consent of all of the Banks, to (i) forgive or reduce any indebtedness of the Borrower arising under this Agreement, (ii) agree to reduce the rate of interest or fees charged under this Agreement except as expressly provided in this Agreement, (iii) agree to extend the due date for payment of principal, interest, fees or any other amount due under this Agreement, (iv) extend the Commitment Termination Date or increase the amount of any of the Commitments except as provided in Sections 2.2 and 2.3, (v) amend the definition of “Required Banks,” (vi) amend this Section 11.4 or Section 11.5(a) of this Agreement, or any provision herein providing for consent or other action by all Banks, (vii) amend any provision for the pro rata treatment of the Banks with respect to the sharing of payments of principal or interest or the making of Advances, or (viii) release the Borrower from personal liability on account of its obligations hereunder.
11.5    Binding Effect: Assignments and Participations.
(a)     This Agreement is binding on the Borrower, the Agent and the Banks and their successors and assigns. The Borrower may not assign its rights hereunder without the prior written consent of all of the Banks.
(b)    Participations. Any Bank may, at its option, sell one or more participations in that Bank’s Advances; provided, however, (i) no such participation shall relieve any Bank of its obligations under this Agreement and the other Loan Documents, including, without limitation, its obligation to make Advances hereunder on the terms and subject to the conditions set forth herein, (ii) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank granting any such participation in connection with such Bank’s rights and obligations under this Agreement and the other Loan Documents, and (iii) no such participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or the other Loan Documents, or to consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances in which such participant has such participation, or any fees or other amounts payable hereunder if such participant participates therein, or would postpone any date fixed for any payment of principal of, or interest on, the Advances in which such participant has such participation, or any fees or other amounts payable hereunder if such participant participates therein. Except as set forth in (iii) above, no holder of any such participation shall be entitled to require the Bank granting such participation to take or omit to take any action hereunder.
The Borrower agrees that such participant shall be entitled to the benefits of Sections 4.4 and Section 5.5 (subject to the participant’s compliance with the requirements and limitations therein, including the requirements under Section 5.5(d) (it being understood that the documentation required under Section 5.5(d) shall be delivered to the Bank who sells the participation)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (c) of this Section 11.5; provided that such participant (A) agrees to be subject to the provisions of Sections 4.5, 9.3 and 11.2 as if it were an assignee under subsection (c) of this Section 11.5 and (B) shall not be entitled to receive any greater payment under Section 4.4 or Section 5.5, with respect to any participation, than the Bank from whom it acquired the applicable participation would have been entitled to receive, unless the sale of such participation is made with the prior written consent of the Borrower and the Borrower expressly waives the benefit of this provision at the time of such participation. Each Bank that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Sections 4.5, 9.3 and 11.2 with respect to any participant.
Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Advances or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(c)    Assignments.

(i)    Generally. Subject to the limitations set forth in subsection (ii) below, any Bank may, at its option, assign to another Person all or a part of its Commitment, Advances and other rights and obligations under this Agreement, but only pursuant to an Assignment Certificate. From and after the effective date of any such assignment, the assignee thereunder shall, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, have the rights and obligations so assigned to it, and the assigning Bank shall, to the extent that rights and obligations have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under this Agreement. Any Bank making an assignment under this Section shall pay the Agent a transfer fee in the amount of $3,500 concurrent with such assignment.
(ii)    Limitations. Notwithstanding paragraph (i):
(A)    Any assignment under paragraph (i) may be made only with the prior written consent of the Agent and the Borrower, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof.
(B)    Unless the Agent and the Borrower otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, no assignment may be made to any Person that is not an Eligible Assignee.
(C)    Unless the Agent and the Borrower otherwise consent in writing and except as provided herein, which consent shall not be unreasonably withheld, conditioned or delayed, the aggregate Credit Exposure assigned by any Bank shall not exceed 60% of its original Commitment hereunder, as such Commitment may have been reduced from time to time pursuant to Section 5.4.
(D)    Unless the Agent and the Borrower otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, any assignment of a part of a Bank’s Commitment,

Advances and other rights and obligations must be in a minimum amount of $25,000,000.
No consent of the Borrower that would otherwise be required under this subsection (ii) shall be required during any period in which an Event of Default pursuant to clause (a), (b) or (j) of Section 9.1 exists. No consent of the Agent or the Borrower that would otherwise be required under this subsection (ii) shall be required in connection with an assignment by any Bank to any Affiliate of that Bank or to another Bank, that in each case is an Eligible Assignee; provided that such Bank shall have given prior written notice thereof to the Agent and the Borrower.
(d)    Information. Subject to compliance with Section 11.18, the Borrower authorizes the Agent and each Bank to disclose to its affiliates and any participant or assignee and any prospective participant or assignee any and all financial and other information in the possession of the Agent or that Bank concerning the Borrower.
(e)    Assignment as Security. Nothing herein shall prohibit any Bank from pledging or assigning all or part of its rights under this Agreement and the other Loan Documents to any Person, including, without limitation, to any Federal Reserve Bank in accordance with applicable law.
(f)    Register.
(i)    The Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Certificate delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount (and stated interest) of the Advances owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
(ii)    Upon its receipt of a duly completed Assignment Certificate executed by an assigning Bank and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Bank hereunder), the transfer fee referred to in clause (c)(i) of this Section 11.5 and any written consent to such assignment required by clause (c)(ii) of this Section 11.5, the Agent shall accept such Assignment Certificate and record the information contained therein in the Register; provided that if either the assigning Bank or the assignee shall have failed to make any payment required to be made by it pursuant to Section 5.1 or 10.2(a), the

Agent shall have no obligation to accept such Assignment Certificate and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
11.6    New York Law.
This Agreement is governed by the substantive laws of the State of New York, without regard to conflicts of law principles thereof that would require the application of the laws of another jurisdiction.
11.7    Severability of Provisions.
If any part of this Agreement is unenforceable, the rest of the Agreement may still be enforced.
11.8    Integration.
This Agreement contains the entire understanding between the parties and supersedes all other oral or written agreements between the Borrower and the Agent or any Bank.
11.9    Indemnification by the Borrower; Damage Waiver.
(a)    The Borrower hereby agrees to indemnify and hold harmless the Agent and each Bank, as well as their agents, employees, officers and directors (collectively, the “Indemnified Parties” and individually an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and disbursements of counsel) to which any Indemnified Party may become subject resulting from or in connection with this Agreement or the other Loan Documents (including, without limitation, in connection with any investigation, litigation or proceeding (any of the foregoing, a “Proceeding”), in each case arising out of or in connection with or by reason of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Borrowings; provided, that (a) the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses (i) to the extent that such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Related Persons, (ii) to the extent resulting from any Proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnified Party solely against another Indemnified Party, other than claims against the Agent, in its capacity in fulfilling its role as an administrative agent, or any arranger, in its capacity in fulfilling its roles as an arranger, hereunder, or (iii) to the extent resulting from a material breach by such Indemnified Party or any Related Person thereof of its obligations hereunder as found by a final, non-appealable judgment by a court of competent jurisdiction, (b) notwithstanding anything herein to the contrary or otherwise, the Borrower’s obligation to reimburse legal expenses pursuant hereto shall be limited to the fees, charges and disbursements of one counsel to all Indemnified Parties (and, if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction), for all such affected Banks and (c) subject to clause (a)(ii) above, the Borrower’s obligation to indemnify in the case of any Proceeding shall be effective whether or not such Proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other Person or an Indemnified Party is otherwise a party thereto and whether based on contract, tort or any other theory.
(b)    The Borrower will not, without the prior written consent of the applicable Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Party or any injunctive relief or other non-monetary remedy. The Borrower will not be liable for any settlement, compromise, consent or termination of any pending or threatened Proceeding effected without the Borrower’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed); provided that the foregoing indemnity will apply to any such settlement, compromise, consent or termination in the event that the Borrower was offered the ability to assume the defense of the action that was the subject matter of such settlement, compromise, consent or termination and elected not to assume such defense; provided, further, that if a Proceeding is settled, compromised, consented to or terminated with the Borrower’s prior written consent or if there is a final judgment in any such Proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Party to the extent and in the manner set forth above.
(c)    Notwithstanding any other provision of this Agreement or any other Loan Document, none of the Agent, any Bank, or their respective agents, employees, officers and directors (collectively, the “Bank-Related Parties” and individually a “Bank-Related Party”) shall have any liability (whether in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except, in each case, to the extent such damages resulted from the bad faith, gross negligence or willful misconduct of such Bank-Related Party or any of its Related Persons or from a material breach by such Bank-Related Party or any of its Related Persons of their obligations hereunder as found by a final non-appealable judgment by a court of competent jurisdiction. In no event, however, shall any Bank-Related Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Agreement, the other Loan Documents or the use of proceeds of the Borrowings or any related transaction.
(d)    The Borrower shall not be liable to the Agent, the Banks or any other Indemnified Party for any special, indirect, consequential or punitive damages in connection with this Agreement, the other Loan Documents or the use of proceeds of the Borrowings or any related transaction; provided that this sentence shall not limit the Borrower’s indemnification obligations as set forth in this Section 11.9.

11.10 Customer Identification - USA Patriot Act Notice.
Each Bank and the Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower agrees to promptly provide, to the extent commercially reasonable, such information upon reasonable request.
11.11    Execution in Counterparts.
This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and the other Loan Documents and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
11.12    Waiver of Jury Trial.
THE BORROWER, THE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE NOTES AND ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIPS ESTABLISHED HEREUNDER. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.13    Jurisdiction.
Each of the Borrower, the Agent and the Banks hereby irrevocably and unconditionally (i) agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or in equity, whether in contract, tort or otherwise, against any other party hereto arising out of or in any way relating to this Agreement or any of the other Loan Documents in any forum other than any New York State or Federal court located in New York County, and any appellate court from any thereof, (ii) submits, for itself and its property, to the jurisdiction of such courts over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents and agrees that all claims in respect of such actions or proceeding may be heard and determined in such state or federal court, (iii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding and (iv) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to the Borrower at its address referred to in Section 11.1. The Borrower agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 11.13 shall affect the right of the Agent or any Bank to serve legal process in any other manner permitted by law.
11.14    Substitution of Currency.
If a change in the Committed Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Borrower) to be necessary to reflect the change in currency and to put the Banks and the Borrower in the same position, so far as possible, that they would have been in if no change in the Committed Currency had occurred.
11.15 No Fiduciary Relationship.
The Agent and the Banks may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agent nor any Bank has any obligation to disclose any of such interest to the Borrower or its Affiliates. The Borrower acknowledges that the Banks have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between each Bank and the Borrower is solely that of creditor and debtor.  This Agreement and the other Loan Documents do not create a joint venture among the parties hereto.
11.16 Waiver of Prior Notice under Existing Credit Agreements.
Each of the Borrower and the Banks that are parties to either of the Existing Credit Agreements, which Banks constitute the “Required Banks” under and as defined in such Existing Credit Agreement, hereby waive any requirement that notice of the termination of the commitments and notice of prepayment in full of the amounts owing thereunder be delivered in advance of such termination or prepayment.
11.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
As used in this Agreement:
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act of 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
11.18 Confidentiality.

Each of the Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.18, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, any Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower, which it has no reason, after due inquiry, to believe has any confidentiality or fiduciary obligation to the Borrower with respect to such Information.

For purposes of this Section 11.18, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Bank on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries and other than information pertaining to this Agreement customarily provided by arrangers to data service providers, including league table providers, that serve the lending industry, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
[REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.
3M COMPANY

By: /s/ Israel Owodunni
Name: Israel Owodunni
Title: Senior Vice President and Treasurer

[Signature Page to 3M Five Year Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Agent and Bank

By: /s/ Marlon Mathews
Name: Marlon Mathews
Title: Executive Director

CITIBANK, N.A., as Bank

By: /s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as Bank

By: /s/ Annie Chung
Name: Annie Chung
Title: Managing Director

By: /s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

BANK OF AMERICA, N.A., as Bank

By: /s/ John Dorost
Name: John Dorost
Title: Vice President

[Signature Page to 3M Five Year Credit Agreement]

BARCLAYS BANK PLC, as Bank

By: /s/ Charlene Saldanha
Name: Charlene Saldanha
Title: Vice President

BNP PARIBAS, as Bank

By: /s/ Emma Petersen
Name: Emma Petersen
Title: Managing Director

By: /s/ David Foster
Name: David Foster
Title: Director

[Signature Page to 3M Five Year Credit Agreement]

GOLDMAN SACHS BANK USA, as Bank

By: /s/ Jonathan Dworkin
Name: Jonathan Dworkin
Title: Authorized Signatory

MORGAN STANLEY BANK, N.A., as Bank

By: /s/ Michael King
Name: Michael King
Title: Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Bank

By: /s/ Daniel K. Kinasz
Name: Daniel K. Kinasz
Title: Vice President

BANCO SANTANDER, S.A., NEW YORK BRANCH, as Bank

By: /s/ Andres Barbosa
Name: Andres Barbosa
Title: Managing Director

By: /s/ Rita Walz-Cuccioli
Name: Rita Walz-Cuccioli
Title: Executive Vice President
BANK OF CHINA, NEW YORK BRANCH, as Bank

By: /s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

[Signature Page to 3M Five Year Credit Agreement]

HSBC BANK USA, N.A., as Bank

By: /s/ Patrick Mueller
Name: Patrick Mueller
Title: Managing Director

INDUSTRIAL AND COMMERCIAL BANK
OF CHINA LIMITED, NEW YORK BRANCH, as Bank

By: /s/ Xuan Zhang
Name: Xuan Zhang
Title: Assistant Vice President

By: /s/ Pinyen Shih
Name: Pinyen Shih
Title: Executive Director

THE BANK OF NEW YORK MELLON, as                                                                 Bank

By: /s/ Tak Cheng
Name: Tak Cheng
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Bank

By: /s/ Tyrone Parker
Name: Tyrone Parker
Title: Vice President

AGRICULTURAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as Bank

By: /s/ Nelson Chou
Name: Nelson Chou
Title: SVP & Head of Corporate Banking Department

[Signature Page to 3M Five Year Credit Agreement]

ROYAL BANK OF CANADA, as Bank

By: /s/ Sukriti Jain
Name: Sukriti Jain
Title: Vice President, Corporate Client Group Finance

SVENSKA HANDELSBANKEN AB (PUBL)    NEW YORK BRANCH, as Bank

By: /s/ Nancy D’Albert
Name: Nancy D’Albert
Title: Vice President

By: /s/ Beatrice Wassing
Name: Beatrice Wassing
Title: Senior Vice President

THE NORTHERN TRUST COMPANY, as Bank

By: /s/ Jack Stibich
Name: Jack Stibich
Title: Officer

[Signature Page to 3M Five Year Credit Agreement]

SCHEDULE AND EXHIBITS
Schedule I    Commitments
Exhibit A    Form of Note
Exhibit B    Form of Compliance Certificate

Schedule I
COMMITMENTS

Name of Bank	Commitment

JPMorgan Chase Bank, N.A.	$398,000,000
Citibank, N.A.	$398,000,000
Deutsche Bank AG New York Branch	$398,000,000
Bank of America, N.A.	$398,000,000
Barclays Bank PLC	$299,000,000
BNP Paribas	$299,000,000
Goldman Sachs Bank USA	$299,000,000
Morgan Stanley Bank, N.A.	$299,000,000
Wells Fargo Bank, National Association	$299,000,000
Banco Santander, S.A., New York Branch	$148,500,000
Bank of China, New York Branch	$148,500,000
HSBC Bank USA, N.A.	$148,500,000
Industrial and Commercial Bank of China Limited, New York Branch	$148,500,000
The Bank of New York Mellon	$148,500,000
U.S. Bank National Association	$148,500,000
Agricultural Bank of China Limited, New York Branch	$68,000,000
Royal Bank of Canada	$68,000,000
Svenska Handelsbanken AB (publ) New York Branch	$68,000,000
The Northern Trust Company	$68,000,000
Total:	$4,250,000,000

Exhibit A
NOTE
$_____________
__________ __, 20___
FOR VALUE RECEIVED, 3M Company, a Delaware corporation (the “Borrower”), promises to pay to ____________________________________ (together with its registered assigns, the “Bank”), at such place as Agent under the Credit Agreement defined below may from time to time designate in writing, the principal sum of _______________________________ Dollars ($_______________), or, if less, the aggregate unpaid principal amount of all advances made by the Bank to the Borrower pursuant to Section 2.1 of the Five Year Credit Agreement, dated as of May 11, 2023, among the Borrower, JPMorgan Chase Bank, N.A., as Agent (in such capacity, the “Agent”), and various Banks, including the Bank (the “Credit Agreement”), and to pay interest on the principal balance of this Note outstanding from time to time at the rate or rates determined pursuant to the Credit Agreement.
This Note is issued pursuant to, and is subject to, the Credit Agreement, which provides (among other things) for the amount and date of payments of principal and interest hereunder, for the acceleration of this Note upon an Event of Default, for the determination of the Dollar Equivalent of Advances denominated in the Committed Currency and for the voluntary prepayment of this Note. This Note is a “Note,” as defined in the Credit Agreement.
The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.
Presentment or other demand for payment, notice of dishonor and protest are expressly waived.
This Note is governed by the substantive laws of the State of New York.
3M COMPANY
By: _________________________________
Name:
Title:

Exhibit B
CERTIFICATE OF COMPLIANCE
In accordance with the Five Year Credit Agreement, dated as of May 11, 2023, by and among JPMorgan Chase Bank, N.A., as agent for the Banks, 3M Company (the “Borrower”) and the Banks, as such Credit Agreement has been or may hereafter be amended from time to time, attached are the consolidated financial statements for the Borrower for the period ending _______________, 20__ (the “Effective Date”).
I certify that the financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those applied in the annual financial statements. I also certify that as of the Effective Date, the Borrower is in compliance with the covenants stated in the Credit Agreement.
I further certify that the Borrower’s EBITDA to Interest Ratio, as defined in the Credit Agreement, as of the Effective Date is as set forth below:
(a)    EBITDA    $_____________
(b)    Interest    $_____________
EBITDA to Interest Ratio [(a)/(b)]        ____ to 1.0
Minimum Permitted EBITDA to Interest Ratio        3.0 to 1.0
Furthermore, I have no knowledge of the occurrence of an Event of Default under the Credit Agreement or of any event which with notice of lapse of time would constitute an Event of Default, except those specifically stated below.
    3M COMPANY
By _________________________________
Name:
Title: